Exhibit 4.1

SITEL, LLC

SITEL FINANCE CORP.
AND EACH OF THE GUARANTORS PARTY HERETO
$200,000,000
11% SENIOR SECURED NOTES DUE 2017

INDENTURE
Dated as of April 20, 2012

U.S. BANK NATIONAL ASSOCIATION
as Trustee and Collateral Agent

TABLE OF CONTENTS
Page
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01	Definitions. 1

Section 1.02	Other Definitions. 33

Section 1.03	Rules of Construction. 34
ARTICLE 2
THE NOTES

Section 2.01	Form and Dating. 34

Section 2.02	Execution and Authentication. 35

Section 2.03	Registrar and Paying Agent. 35

Section 2.04	Paying Agent to Hold Money in Trust. 36

Section 2.05	Holder Lists. 36

Section 2.06	Transfer and Exchange. 36

Section 2.07	Replacement Notes. 46

Section 2.08	Outstanding Notes. 47

Section 2.09	Treasury Notes. 47

Section 2.10	Temporary Notes. 47

Section 2.11	Cancellation. 47

Section 2.12	Defaulted Interest. 48
ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee. 48

Section 3.02	Selection of Notes to Be Redeemed or Purchased. 48

Section 3.03	Notice of Redemption. 49

Section 3.04	Effect of Notice of Redemption. 49

Section 3.05	Deposit of Redemption or Purchase Price. 50

Section 3.06	Notes Redeemed or Purchased in Part. 50

Section 3.07	Optional Redemption. 50

Section 3.08	Mandatory Redemption. 51

Section 3.09	Offer to Purchase by Application of Excess Proceeds. 51
ARTICLE 4
COVENANTS

Section 4.01	Payment of Notes. 53

Section 4.02	Maintenance of Office or Agency. 53

Section 4.03	Reports. 54

Section 4.04	Compliance Certificate. 54

Section 4.05	Taxes. 55

Section 4.06	Stay, Extension and Usury Laws. 55

Section 4.07	Restricted Payments. 55

Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. 59

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock. 61

Section 4.10	Asset Sales. 65

Section 4.11	Transactions with Affiliates. 67

Section 4.12	Liens. 69

Section 4.13	Business Activities. 69

Section 4.14	Corporate Existence. 69

Section 4.15	Offer to Repurchase Upon Change of Control. 70

Section 4.16	Payments for Consent. 71

Section 4.17	Designation of Restricted and Unrestricted Subsidiaries. 71

Section 4.18	Additional Note Guarantees. 72

Section 4.19	Post-Closing Collateral 72
ARTICLE 5
SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of Assets. 73

Section 5.02	Successor Corporation Substituted. 74
ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01	Events of Default. 74

Section 6.02	Acceleration. 77

Section 6.03	Other Remedies. 77

Section 6.04	Waiver of Past Defaults. 77

Section 6.05	Control by Majority. 77

Section 6.06	Limitation on Suits. 78

Section 6.07	Rights of Holders of Notes to Receive Payment. 78

Section 6.08	Collection Suit by Trustee. 78

Section 6.09	Trustee May File Proofs of Claim. 78

Section 6.10	Priorities. 79

Section 6.11	Undertaking for Costs. 79
ARTICLE 7
TRUSTEE

Section 7.01	Duties of Trustee. 80

Section 7.02	Rights of Trustee. 81

Section 7.03	Individual Rights of Trustee. 82

Section 7.04	Trustee’s Disclaimer. 82

Section 7.05	Notice of Defaults. 82

Section 7.06	Compensation and Indemnity. 82

Section 7.07	Replacement of Trustee. 83

Section 7.08	Successor Trustee by Merger, etc. 84

Section 7.09	Eligibility; Disqualification. 84
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance. 84

Section 8.02	Legal Defeasance and Discharge. 84

Section 8.03	Covenant Defeasance. 85

Section 8.04	Conditions to Legal or Covenant Defeasance. 85

Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. 87

Section 8.06	Repayment to Issuers. 87

Section 8.07	Reinstatement. 87
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes. 88

Section 9.02	With Consent of Holders of Notes. 89

Section 9.03	Revocation and Effect of Consents. 90

Section 9.04	Notation on or Exchange of Notes. 90

Section 9.05	Trustee to Sign Amendments, etc. 91
ARTICLE 10
COLLATERAL AND SECURITY

Section 10.01	Security Interest. 91

Section 10.02	Intercreditor Agreements. 92

Section 10.03	Collateral Agreement. 92

Section 10.04	Release of Liens in Respect of Notes. 92

Section 10.05	Authorization of Receipt of Funds by the Trustee Under the Security Documents. 93

Section 10.06	Collateral Agent. 93

Section 10.07	Further Assurances; Insurance. 94
ARTICLE 11
NOTE GUARANTEES

Section 11.01	Guarantee. 94

Section 11.02	Limitation on Guarantor Liability. 95

Section 11.03	Execution and Delivery of Note Guarantee. 96

Section 11.04	Guarantors May Consolidate, etc., on Certain Terms. 96

Section 11.05	Releases. 97
ARTICLE 12
SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge. 98

Section 12.02	Application of Trust Money. 99
ARTICLE 13
MISCELLANEOUS

Section 13.01	Notices. 99

Section 13.02	Certificate and Opinion as to Conditions Precedent. 100

Section 13.03	Statements Required in Certificate or Opinion. 101

Section 13.04	Rules by Trustee and Agents. 101

Section 13.05	No Personal Liability of Directors, Officers, Employees and Stockholders. 101

Section 13.06	Governing Law. 101

Section 13.07	No Adverse Interpretation of Other Agreements. 102

Section 13.08	Successors. 102

Section 13.09	Severability. 102

Section 13.10	Counterpart Originals. 102

Section 13.11	Table of Contents, Headings, etc. 102

Section 13.12	Waiver of Jury Trial. 102

Section 13.13	U.S.A. Patriot Act. 102

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF CERTIFICATE OF TRANSFER

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F    FORM OF PARI PASSU INTERCREDITOR AGREEMENT
Schedule 1    MORTGAGED PROPERTIES

INDENTURE dated as of April 20, 2012 among SITEL, LLC, a Delaware limited liability company (the “Company”), SITEL Finance Corp., a Delaware corporation (“SITEL Finance” and, together with the Company, the “Issuers”), the Guarantors (as defined) and U.S. Bank National Association, as trustee and collateral agent.
The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 11% Senior Secured Notes due 2017 (the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01    Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.
“Administrative Agent” means Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent under the Credit Agreement, together with its successors and assigns in such capacities, and, from and after the date of execution and delivery of any successor Credit Agreement, the agent, collateral agent, trustee or other representative of the lenders or holders of the Indebtedness evidenced thereunder or governed thereby, in each case, together with its successors and assigns in such capacities.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms

“controlling”, “controlled by” and “under common control with” shall have correlative meanings.
“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
“Applicable Authorized Representative” means (i) until the earlier of (y) the Discharge of Credit Agreement Obligations and (z) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (y) the Discharge of Credit Agreement Obligations and (z) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.
“Applicable Collateral Agent” means (i) until the earlier of (y) Discharge of Credit Agreement Obligations and (z) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (y) the Discharge of Credit Agreement Obligations and (z) the Non-Controlling Authorized Representative Enforcement Date, the collateral agent for the Pari Passu Indebtedness represented by the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Collateral Agent shall be the collateral agent for the Pari Passu Indebtedness represented by the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.
“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
(1)    1.0% of the principal amount of the Note; or
(2)    the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at August 1, 2014 (such redemption price being set forth in the table appearing in Section 3.07(d) hereof), plus (ii) all required interest payments due on the Note through August 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means:
(1)    the sale, lease, conveyance or other disposition outside of the ordinary course of business of any property or assets, other than Equity Interests of Holdings; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and Holdings’ Restricted Subsidiaries taken as a whole will be governed by Sections 4.15 and 5.01 hereof and not by Section 4.10 hereof; and
(2)    the issuance of Equity Interests by any of Holdings’ Restricted Subsidiaries or the

sale by Holdings or any Restricted Subsidiary thereof of Equity Interests in any of Holdings’ Restricted Subsidiaries (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law).
Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:
(1)    any single transaction or series of related transactions that involves property or assets or Equity Interests having a Fair Market Value of less than $7.5 million;
(2)    a transfer of property or assets between or among Holdings and/or Holdings’ Restricted Subsidiaries;
(3)    an issuance of Equity Interests by a Restricted Subsidiary of Holdings to Holdings or to another Restricted Subsidiary thereof;
(4)    the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business (including the discount or forgiveness of accounts receivable in the ordinary course of business) and any sale or other disposition of damaged, no longer used or useful, surplus, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is obsolete, no longer used or useful or in the good faith judgment of Holdings, no longer material in the conduct of the business of Holdings and its Restricted Subsidiaries taken as whole);
(5)    licenses, sublicenses, leases and subleases (as lessee, sublessee, lessor, sublessor, licensee, sublicensee, licensor or sublicensor) by Holdings or any of its Restricted Subsidiaries of software, intellectual property, general intangibles or other property (including real or tangible property), in the ordinary course of business;
(6)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(7)    the granting of Liens not prohibited by Section 4.12 hereof;
(8)    the sale or other disposition of cash or Cash Equivalents;
(9)    a Restricted Payment that is permitted by Section 4.07 hereof or a Permitted Investment;
(10)    the sale of Permitted Investments (other than sales of Equity Interests of any of Holdings’ Restricted Subsidiaries) made by Holdings or any Restricted Subsidiary after the date of this Indenture, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to Holdings;

(11)    any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of Holdings, Holdings or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in;
(12)    the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets between Holdings or any of its Restricted Subsidiaries and another person to the extent that the Related Business Assets received by Holdings or its Restricted Subsidiaries are of equivalent or greater market value than the Related Business Assets transferred;
(13)    sales, dispositions, forgiveness or discount of accounts receivable in connection with the write-down, collection or compromise thereof in the ordinary course of business;
(14)    dispositions or securitizations of accounts receivable pursuant to a Receivables Facility;
(15)    transfers resulting from any casualty or condemnation of property;
(16)    a grant of options to purchase, lease or acquire real or personal property in the ordinary course of business;
(17)    the leasing (as lessee or lessor) of real or tangible personal property in the ordinary course of business;
(18)    dispositions of investments in joint ventures (including Foreign Subsidiaries), to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties;
(19)    any sale of inventory, consignment arrangement or similar arrangement for the sale of property in the ordinary course of business;
(20)    dispositions of non-core assets acquired in connection with any acquisition which are not used or useful or are duplicative in the business of Holdings and its Subsidiaries; and
(21)    the sale, transfer or other disposition of Hedging Obligations incurred pursuant to Section 4.09 hereof.
“Authorized Representative” means each of (i) the Administrative Agent, (ii) the Collateral Agent and (iii) the designated agent appointed by the holders of each class of Pari Passu Indebtedness to represent them.
“Bankruptcy Law” means Title 11 of the United States Code.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Board of Directors” means:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States.
“business day” means any day other than a Legal Holiday.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock (including preferred stock);
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1)    United States dollars, Canadian dollars, Euros or British pounds;

(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;
(3)    time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;
(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition;
(6)    securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;
(7)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and
(8)    in the case of any Foreign Subsidiary:
(a)    local currency held by such Foreign Subsidiary from time to time in the ordinary course of business;
(b)    securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which such Foreign Subsidiary is organized and is conducting business having maturities of not more than one year from the date of acquisition; and
(c)    investments of the type and maturity described in clauses (3) through (5) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries, taken as a whole, to any Person

(including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than one or more of the Principals and their Related Parties;
(2)    the adoption of a plan relating to the liquidation or dissolution of Holdings;
(3)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares;
(4)    the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;
(5)    the first day on which Holdings ceases to own 100% of the outstanding Equity Interests of the Company; or
(6)    Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction).
“Clearstream” means Clearstream Banking, S.A.
“Collateral” means the property subject to a Lien in favor of the Collateral Agent, on behalf of itself and the other Secured Parties, under the Collateral Agreement and the other Security Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that is subject to a Lien in favor of Collateral Agent, on behalf of itself and the other Secured Parties, to secure the Secured Obligations.
“Collateral Agent” means U.S. Bank National Association on behalf of the Secured Parties, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Collateral Agreement” means the Security Agreement executed by the Grantors in favor of the Collateral Agent on the date hereof, executed pursuant to the provisions of this Indenture.
“Collateral Trust Agreement” means the agreement entered into among the Trustee, the Collateral Agent and authorized representatives of the holders of any Junior Lien Indebtedness which will be entered into if the Credit Agreement is not in effect at the time a Grantor incurs such Junior Lien Indebtedness.
“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication and to the extent not otherwise reflected in Consolidated Net Income of such Person:

(1)    provision for taxes of such Person and its Restricted Subsidiaries (including, without limitation, federal, state, local and foreign income withholding, franchise, state single business unitary and similar tax expense) for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)    Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(3)    any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus
(4)    depreciation of assets, amounts attributable to amortization (including amortization of goodwill and other intangibles and any non-cash charges for impairment of such intangibles) and other non-cash expenses or charges including all (A) non-cash charges and items associated with restructurings, whether announced previously or in the future, (B) foreign currency income or loss, (C) impairment of intangible assets and write-offs of property, plant and equipment, (D) non-cash stock compensation and (E) non-cash charges and items attributed to Affiliates owned by Holdings or any of its Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus
(5)    net cash charges incurred in the applicable period associated with or related to any restructurings (whether or not such charges are classified as a restructuring charge in accordance with GAAP), whether announced previously or in the future (including the Refinancing Transactions and the payment of all fees, costs and expenses associated with the Refinancing Transactions, including the execution and delivery of all of the related transactions documents); plus
(6)    all amounts in respect of extraordinary losses; plus
(7)    non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements); plus
(8)    any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, cash charges in respect of strategic market reviews, management bonuses and early retirement of Indebtedness, and related out-of-pocket expenses incurred by Holdings or any of its Subsidiaries as a result of the Refinancing Transactions and the payment of all fees, costs and expenses associated with the Refinancing Transactions, including the execution and delivery of all of the related transactions documents, all determined in accordance with GAAP; plus
(9)    non-cash or unrealized losses on agreements with respect to Hedging Obligations

(excluding mark to market losses); plus
(10)    to the extent non-recurring and not capitalized, any financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of Holdings and its Subsidiaries incurred as a result of acquisitions permitted under this Indenture, Investments, dispositions permitted under this Indenture and the issuance of Capital Stock or Indebtedness permitted pursuant to this Indenture (and any amendments or other modifications to such Capital Stock or Indebtedness), all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related permitted acquisition or dispositions; plus
(11)    to the extent the related loss is not otherwise added back pursuant to this definition, all proceeds actually received of business interruption insurance policies; plus
(12)    expenses incurred by Holdings or any Subsidiary to the extent actually reimbursed in cash by a third party; plus
(13)    to the extent permitted hereunder the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Principals and their Related Parties and the amount of reasonable and customary investment banking fees paid to the Principals and their Related Parties for services rendered to Holdings or any of its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions; plus
(14)    to the extent the related loss is not otherwise added back pursuant to clauses (1) through (13) above, (A) any non-cash charge resulting from any repurchase, cancellation, assignment or participation of Indebtedness or any non-cash accruals for income tax resulting from any such transaction and (B) any losses resulting from currency fluctuations in connection with prepayment of the Credit Agreement; plus
(15)    to extent included in determining such Consolidated Net Income, reversals (in whole or in part) of any restructuring charges previously treated as non-cash charges in any prior period; minus
(16)    to extent included in determining such Consolidated Net Income, non-cash items increasing such Consolidated Net Income for such period, other than (A) the accrual of revenue consistent with past practice (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), (B) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated EBITDA in a prior period, (C) non-cash incentive grant income from any Governmental Authority (whether in the form of forgiveness of a loan or lease, or otherwise), (D) non-cash income attributable to Affiliates owned by a Group Member from time to time and (E) any after-tax gains or losses attributable to dispositions or returned surplus assets of any pension plan, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
(1)    all extraordinary gains and losses and all gains and losses, realized in connection with any sale of assets or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;
(2)    the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;
(3)    solely for the purpose of Section 4.07 hereof, the net income of any Restricted Subsidiary (that is not a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or payments actually paid to such Person or a Restricted Subsidiary of such Person in respect of such period, to the extent not already included therein;
(4)    the cumulative effect of a non-cash change in accounting principles will be excluded;
(5)    any gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Accounting Standards Codification Nos. 440, 815 or 960 (formerly Financial Accounting Standards Board Statement No. 133) or in connection with the early extinguishment of Hedging Obligations will be excluded;
(6)    non-cash compensation charges or expenses, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, shall be excluded;
(7)    any goodwill impairment charges shall be excluded;
(8)    the effect of any non-cash impairment charges incurred subsequent to the date of this Indenture resulting from the application of Accounting Standards Codification Nos. 205, 225, 350, 360, 730, 805, 840, 958 (formerly SFAS Nos. 141, 142 or 144) and any other non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with any acquisition, disposition, merger, consolidation or similar transaction shall be excluded; and
(9)    any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded.

“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (2) current liabilities.
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who:
(1)    was a member of such Board of Directors on the date of this Indenture; or
(2)    was nominated for election or elected to such Board of Directors (i) by the Principals or their Related Parties or (ii) with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Issuers.
“Credit Agreement” means that certain credit agreement, dated as of January 30, 2007, among the Company, Clientlogic Holding Limited and SITEL Canada Corporation, as borrowers, the other credit parties and lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner, administrative agent and collateral agent, GE Capital Markets, Inc., as joint lead arranger and joint bookrunner, and General Electric Capital Corporation, as syndication agent, and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including the amendment to be effected April 20, 2012), restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, restatement, adjustment, waiver, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions or with other Persons (whether as agents or lenders) or otherwise and regardless of the form or name of such documentation and number of agreements entered into.
“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities, note purchase agreements, security agreements, mortgages, debentures, indentures (including, without limitation, this Indenture and the related Note Guarantees) or other forms of Indebtedness, in each case with banks, other lenders or trustees or any other Persons, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether upon or after termination or otherwise); provided, however, that if any such Indebtedness being amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced is (1) secured by a Lien pari passu to the Lien securing the Notes or (2) secured by a Lien junior to the Lien securing the Notes, then such Indebtedness, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced, is (a) in the case of Indebtedness described by clause (1) of this proviso, secured by a Lien pari passu or junior to the Lien securing the Notes or (b) in the case of Indebtedness described by clause (2) of this proviso, secured by a Lien junior to the Lien securing the Notes.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Discharge of Credit Agreement Obligations” means the payment in full in cash of all obligations under the Credit Agreement (other than any contingent indemnity obligations that have not then been asserted) and any letters of credit that have been cash collateralized to the satisfaction of the issuers thereof and the termination of all commitments thereunder; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a refinancing of such obligations with additional Pari Passu Indebtedness which has been designated in accordance with the terms of the Pari Passu Intercreditor Agreement.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuers to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. Notwithstanding the foregoing, the Existing Preferred Stock shall not constitute Disqualified Stock.
“Domestic Subsidiary” means any Restricted Subsidiary of Holdings (other than the Issuers) that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Holdings.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (2) of Equity Interests of Holdings to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Accounts” means payroll accounts, petty cash accounts, pension fund accounts, 401(k) accounts, zero-balance accounts and other accounts that any Grantor may hold in trust for others.
“Excluded Assets” means each of the following:
(1)any real property owned by a Grantor with a fair market value (as determined by the Company in good faith) less than $2,000,000 and all leasehold interests of any Grantor;
(2)any lease, license, contract, instrument, document or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest therein shall constitute or result in (a) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor therein or (b) a breach or termination pursuant to the terms of, or a default under, any such lease, license, instrument, document, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Law) or principles of equity), provided however that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, instrument, document or agreement that does not result in any of the consequences specified in (a) or (b) above;
(3)    voting Equity Interests in excess of 65% of the directly held voting Equity Interests in Foreign Subsidiaries held by any Grantor, any Equity Interests of lower-tier (indirectly held) Foreign Subsidiaries held by any Grantor and any Equity Interests held by any Grantor to the extent that applicable law or the organizational documents or other applicable agreements to which any such Grantor is a party with respect to any such Equity Interests (A) does not permit the grant of a Lien in such Equity Interests or requires the consent of any third party that has not been obtained after the applicable Grantor has used commercially reasonable efforts to obtain such consent to permit the grant of a Lien in such Equity Interests or (B) would, following the pledge of such Equity Interests under the Security Documents, cause any other Person (other than Holdings or any of its Subsidiaries) to have the right to purchase such Equity Interests;
(4)    any investment property (as defined in the Uniform Commercial Code) (other than Equity Interests) of any Grantor to the extent that applicable law or the organizational documents or other applicable agreements among the investors of such Person with respect to any such investment property (a) does not permit the grant of a Lien in such interest or requires the consent of any third party that has not been obtained after the Grantors have used commercially reasonable efforts to obtain such consent to permit such grant of a Lien or (b) would, following the grant of a Lien under the Security Documents, cause any other Person (other than Holdings or any of its Subsidiaries) to have the right to purchase such investment property;
(5)    any real or personal property, the granting of a Lien in which would be void or illegal under any applicable governmental law, rule or regulation, or pursuant thereto would result in, or permit the termination of, such asset;
(6)    other than any personal property listed in clause (3) above, any real or personal property subject to a Permitted Lien (other than Liens in favor of the Collateral Agent) to the extent that the grant of other Liens on such asset (a) would result in a breach or violation of, or constitute a default under, the agreement or instrument governing such Permitted Lien, (b) would result in the loss of use of such asset, (c) would permit the holder of such Permitted Lien to terminate such Grantor’s use of such asset or (d) would otherwise result in a loss of rights of such Grantor in such asset;
(7)    any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;
(8)    any Excluded Accounts;
(9)    any vehicle owned by any Grantor and covered by a certificate of title law of any state; and
(10)    any personal property of any Grantor to the extent that the Collateral Agent determines, in its reasonable judgment, that the cost of obtaining such security interest would be excessive in relation to the benefit thereof;
provided, however, that the Excluded Assets shall not include any Proceeds (as defined in the Uniform Commercial Code), substitutions or replacements of Excluded Assets (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Assets).
“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Holdings and its Subsidiaries (other than Indebtedness under Credit Agreement) in existence on the date of this Indenture, until such amounts are repaid.
“Existing Notes” means the Issuers’ 11.5% Senior Notes due 2018.
“Existing Preferred Stock” means any preferred stock of Holdings and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Indenture (including Holdings’ 12% Cumulative Participating Preferred Stock, Series B and 16% Cumulative Participating Preferred Stock, Series C), and non-cash dividends and/or redemption payments on such preferred stock existing on, or made pursuant to such preferred stock pursuant to terms either existing on the date of this Indenture or any amendment, modification or supplement thereto, as long as such preferred stock as so amended, modified or supplemented is not materially more disadvantageous to Holdings and its Restricted Subsidiaries, taken as a whole, than the terms of the preferred stock as in effect on the date of this Indenture, until such amounts are repaid.
“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, determined in good faith by the Board of Directors of Holdings.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;
(2)    the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of or site locations shut down prior to the Calculation Date, will be excluded;
(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
(4)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
(5)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of debt issuance costs; plus
(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)    any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(4)    the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Holdings (other than Disqualified Stock) or to Holdings or a Restricted Subsidiary of Holdings, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
Notwithstanding the foregoing, Fixed Charges shall exclude any redemption payments, non-cash dividends, non-cash interest and other related accruals with respect to:
(A)    the Existing Preferred Stock and any additional series of preferred stock issued after the date of this Indenture that does not constitute Disqualified Stock; and
(B)    any Permitted Affiliate Sub Debt.
In addition, notwithstanding clauses (1) – (4) above, any interest, dividends or other related accrual which is included in the calculation of Fixed Charges of any specified Person for any period, which interest or accrual is subsequently converted into Equity Interests of Holdings (other than Disqualified Stock) shall be deducted from the calculation of Fixed Charges of such Person at the time of such conversion into Equity Interests of Holdings (other than Disqualified Stock).
“Flood Hazard Property” means a Mortgaged Property located in an area having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.
“Foreign Subsidiary” means any Restricted Subsidiary of Holdings other than a Domestic Subsidiary.
“Foreign Subsidiary Reorganization” shall mean the reorganization of any Foreign Subsidiaries (including the creation of a new holding company subsidiary to hold substantially all of the capital stock of the Foreign Subsidiaries or the collapse or intercompany sales of any Foreign Subsidiaries), in each case with Holdings or another Restricted Subsidiary of Holdings which is effected for tax planning or tax efficiency purposes.
“GAAP” means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture, except with respect to any reports or financial information required to be delivered pursuant to Section 4.03 hereof, which shall be prepared in accordance with GAAP as in effect on the date thereof.
“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.
“Grantors” means, collectively, the Issuers and the Guarantors.
“Group Members” means Holdings and each of its Subsidiaries from time to time (including Legacy SITEL and its Subsidiaries).
“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:
(1)    Holdings;
(2)    each direct or indirect Domestic Subsidiary of Holdings (other than the Issuers) on the date of this Indenture, other than each Immaterial Subsidiary; and
(3)    any other Restricted Subsidiary of Holdings that executes a Note Guarantee in accordance with the provisions of this Indenture;
and their respective successors and assigns until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of managing, fixing, hedging or swapping interest rate risk;
(2)    commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of managing, fixing, hedging or swapping commodity price risk; and
(3)    foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of managing, fixing, hedging or swapping foreign currency exchange rate risk.
“Holder” means a Person in whose name a Note is registered.
“Holdings” means SITEL Worldwide Corporation, a Delaware corporation, and not any of its subsidiaries.
“Immaterial Subsidiary” means any Subsidiary of Holdings that is not a Material Subsidiary.
“Indebtedness” means, with respect to any specified Person (excluding accrued expenses and trade payables), any indebtedness of such Person, whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments;
(3)    evidenced by letters of credit (or reimbursement agreements in respect thereof);
(4)    in respect of banker’s acceptances;

(5)    in respect of Capital Lease Obligations;
(6)    in respect of the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed (excluding obligations to trade creditors being contested in good faith); or
(7)    representing any Hedging Obligations with respect to interest rates, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness, and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that the amount of such Guarantee shall be the lesser of (a) the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is given and (b) the maximum amount of such primary obligation for which the specified Person may be liable pursuant to the terms of the instrument or agreement, including any unwritten agreement, evidencing such Guarantee. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of being structurally subordinated.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means the first $200.0 million aggregate principal amount of Notes issued under this Indenture on the date hereof.
“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Fifth Third Securities, Inc..
“Insolvency or Liquidation Proceeding” means:
(1)    any case commenced by or against the Issuers or any Guarantor under Bankruptcy Law, or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuers or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuers or any Guarantor or any similar case or proceeding relative to the Issuers or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuers or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, unless otherwise permitted by this Indenture;
(3)    any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with respect to the Issuers or any Guarantor or any of their assets;
(4)    any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims; or
(5)    any analogous procedure or step in any jurisdiction.
“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act, who are not also QIBs.
“Intercreditor Agreements” means, collectively, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Collateral Trust Agreement.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees or other obligations), advances (excluding loans, commission, payroll, travel and similar advances to officers and employees made in the ordinary course of business, prepaid expenses and accounts receivable), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (in each case other than any Indebtedness, Equity Interests or other securities of Holdings or any of this Restricted Subsidiaries), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by Holdings or any Restricted Subsidiary of Holdings of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Junior Lien Intercreditor Agreement” means the agreement entered into among the Trustee, the Collateral Agent, the Administrative Agent and authorized representatives of the holders of any Indebtedness which is permitted to be secured by the Collateral on a junior basis to the Liens securing the Notes (“Junior Lien Indebtedness”) which will be entered into if the Credit Agreement is in effect at the time a Grantor incurs such Junior Lien Indebtedness, and which will be in form and substance satisfactory to the Administrative Agent.

“Legacy SITEL” means SITEL Corporation, a Minnesota corporation, prior to its acquisition by Holdings on January 30, 2007.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset.
“Major Non-Controlling Authorized Representative” means the Authorized Representative of the Indebtedness with an aggregate outstanding principal amount in excess of $25,000,000 that constitutes the largest outstanding principal amount of any then outstanding Indebtedness secured on a pari passu basis by the Collateral (excluding Indebtedness under the Credit Agreement); provided, however, that if there are two outstanding series of Indebtedness secured on a pari passu basis by the Collateral (excluding Indebtedness under the Credit Agreement) which have an equal outstanding principal amount, the Indebtedness with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.
“Material Subsidiary” means at any time: any Subsidiary of Holdings which has assets or Consolidated EBITDA (in each case, excluding intra-Group Member items) representing 2.5% or more of the consolidated assets or Consolidated EBITDA of the Group Members; provided, that, the calculation of assets or Consolidated EBITDA shall be made:
(1)    in the case of a Person which itself has Subsidiaries, the calculation shall be made by using such Person’s consolidated assets or Consolidated EBITDA, as the case may be; and
(2)    the calculation of assets or Consolidated EBITDA shall be made by reference to the most recent unaudited quarterly or audited financial statements of Holdings and its Subsidiaries, provided that:
(i)    if a Person becomes a Subsidiary of Holdings after the date on which the latest annual or quarterly financial statements of the Group Members have been prepared, the assets and Consolidated EBITDA of that Subsidiary will be determined from its latest annual or quarterly financial statements; and
(ii)    if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of Holdings, that Material Subsidiary will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; and the subsequent financial statements of those Subsidiaries and the Group Members will be used to determine whether those Subsidiaries are Material Subsidiaries or not.
“National Flood Insurance Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in

each case as amended from time to time, and any successor statutes.
“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale or any disposition of Equity Interests (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or disposition of Equity Interests), net of (1) the costs relating to such Asset Sale or such disposition and the sale or other disposition of any non-cash consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale or such disposition, or required to be paid as a result of such Asset Sale or such disposition, and (4) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets or such disposition established in accordance with GAAP.
“New York Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Non-Controlling Authorized Representative Enforcement Date” means the date that is 180 days (throughout which 180-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default under the terms of the Indebtedness represented by the Major Non-Controlling Authorized Representative and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default with respect to such Indebtedness has occurred and is continuing and (ii) such Indebtedness is currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of that Indebtedness; provided, however, that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (i) at any time the Applicable Authorized Representative or Applicable Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (ii) at any time any Grantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
“Non-Recourse Debt” means Indebtedness:
(1)    as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and
(2)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).
“Non-U.S. Person” means a Person who is not a U.S. Person.

“note documents” means this Indenture, the Notes and the Security Documents.
“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities under the documentation governing any Indebtedness.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, the Chief Operating Officer, Controller, the Chief Legal Officer, the Treasurer and the Secretary of such Person.
“Officers’ Certificate” means a certificate signed on behalf of Holdings or the Issuers, as applicable, by at least two Officers of Holdings or of each Issuer, as applicable, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Holdings or of each Issuer, as applicable, that meets the requirements of Section 12.05 hereof.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of Holdings) that meets the requirements of Section 12.05 hereof.
“Pari Passu Intercreditor Agreement” means the agreement entered into among the Trustee, the Collateral Agent, the Adminstrative Agent, and the other parties thereto governing certain actions permitted to be taken by the Collateral Agent and the Administrative Agent with respect to the Collateral and providing for the priorities and other relative rights among the holders of the Notes and the holders of any Indebtedness which is permitted to be secured by the Collateral on a pari passu basis with the Notes (“Pari Passu Indebtedness”), a form of which is set forth as Exhibit F hereto.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Permitted Affiliate Sub Debt” means any unsecured Indebtedness of Holdings:
(1)    that is held by any Permitted Holder;
(2)    the net proceeds of which are used to improve compliance with any covenant, or prevent or cure any default or potential default, under any Indebtedness of Holdings or any of its Restricted Subsidiaries (including, without limitation, any maximum senior secured leverage ratio, interest coverage ratio or other financial covenant in the Credit Agreement), in each case whether or not compliance with such covenant is achieved or prevention of such default is successful;

(3)    which is (a) contractually subordinated to the Notes and Note Guarantees and (b) mandatorily convertible or converted into Equity Interests of Holdings (other than Disqualified Stock) within 90 days after its incurrence; and
(4)    that accrues interest only on a non-cash basis.
“Permitted Business” means any business conducted or proposed to be conducted (as described in the offering memorandum) by Holdings and its Restricted Subsidiaries on the date of this Indenture and other businesses reasonably related, complementary or ancillary thereto and reasonable expansions or extensions thereof.
“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders’ Agreements, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Holdings that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.
“Permitted Holder” means any Principal, any of their Related Parties and any holder of Equity Interests of Holdings
“Permitted Investments” means:
(1)    any Investment in Holdings or in a Restricted Subsidiary of Holdings;
(2)    any Investment in Cash Equivalents;
(3)    any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary of Holdings; or
(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;
(4)    any Investment made prior to the date of this Indenture;
(5)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;
(6)    Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;
(7)    Investments represented by Hedging Obligations;

(8)    any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (8) will be excluded from the second clause (3)(B) of Section 4.07(a) and Section 4.07(b)(5) hereof;
(9)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;
(10)    loans or advances to future, current or former officers, directors and/or employees of Holdings or any of its direct or indirect parent entities or Restricted Subsidiaries (including for the purpose of purchasing Equity Interests of Holdings or any Restricted Subsidiary) in an aggregate principal amount under this clause (10) not to exceed $5.0 million at any one time outstanding;
(11)    any Investment by Holdings or any Restricted Subsidiary in pledges or deposits:
(a)    with respect to leases or utilities provided to third parties in the ordinary course of business; or
(b)    otherwise described in the definition of “Permitted Liens;”
(12)    repurchases of the Notes;
(13)    endorsements of negotiable instruments and documents in the ordinary course of business;
(14)    any guarantee of Indebtedness incurred in the ordinary course of business or permitted to be incurred by Section 4.09 hereof;
(15)    any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as otherwise permitted under this Indenture;
(16)     Investments acquired after the date of this Indenture as a result of the acquisition by Holdings or any Restricted Subsidiary of Holdings of another Person, including by way of a merger, amalgamation or consolidation with or into Holdings or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the date of this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(17)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(18)    Investments in any Person that is not an Affiliate of Holdings (other than a Restricted Subsidiary or any Person that is an Affiliate of Holdings solely because Holdings, directly or indirectly, owns Equity Interests in or controls such Person) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed $30.0 million;
(19)    Investments of the proceeds of insurance or condemnation or the sale of property;
(20)    notes payable, stock, securities, receivables owing to Holdings or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as Holdings or any of its Restricted Subsidiaries deems reasonable under the circumstances;
(21)    Investments (including Investments constituting Indebtedness) in joint ventures and/or Foreign Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding not to exceed $30.0 million;
(22)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business;
(23)    Investments consisting of endorsements for collection or deposit in the ordinary course of business;
(24)    Investments in deposits, prepayments and other credits to suppliers made in the ordinary course of business;
(25)    Investments by Foreign Subsidiaries of Holdings in accounts at foreign banks in the ordinary course of business;
(26)    (i) deposits made in the ordinary course of business to secure the performance of operating leases and payment of utility contracts, (ii) deposits required in connection with any acquisition, joint venture or acquisition of assets and (iii) escrowed money for Asset Sales, acquisitions or joint ventures; and
(27)    Investments relating to a Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect a Receivables Facility.
“Permitted Liens” means:

(1)    Liens on assets of the Issuers or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) or clause (14) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;
(2)    Liens in favor of the Issuers or any Guarantor;
(3)    Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Holdings or is merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Holdings or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Holdings or is merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings;
(4)    Liens on property (including Capital Stock) existing at the time of acquisition of such property by Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;
(5)    Liens existing on, or provided for under written arrangements existing on, the date of this Indenture;
(6)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture (other than Indebtedness under Credit Facilities); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(7)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by the provision described in Section 4.09(b)(3) hereof; provided that any such Lien covers only the assets acquired, constructed or improved with such Indebtedness;
(8)    Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of governmental insurance or benefits (including social security and employee health and disability benefits);
(9)    Liens to secure the performance of bids, tenders, completion guarantees, statutory obligations, surety or appeal bonds, leases, performance bonds, trade contracts or reimbursement obligations under letters of credit incurred in the ordinary course of business (including Liens to secure letters of credit or bank guarantees issued to assure payment of such obligations);

(10)    Liens for taxes, assessments or governmental charges or claims that are not yet due by more than sixty (60) days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision required under GAAP has been made therefore;
(11)    Liens imposed by law, including carriers’ warehousemen’s, landlords’ mechanics’, suppliers’ (including sellers of goods pursuant to customary reservations or retention of title), materialmen’s and repairmen’s Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case incurred in the ordinary course of business;
(12)    licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, building codes, utility agreements, minor imperfections of title, minor defects or other similar irregularities in title and other similar encumbrances and matters that would be disavowed by a full survey of real property not interfering in any material respect with the value or use of the affected or encumbered real property to which such Lien is attached;
(13)    leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of Holdings or any of its Restricted Subsidiaries;
(14)    with respect to any leasehold interest where Holdings or any Restricted Subsidiary of Holdings is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;
(15)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignment arrangements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;
(16)    Liens of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry;
(17)    bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation arising in the ordinary course of business or being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(18)    any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;
(19)    deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)    Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;
(21)    any extension, renewal or replacement, in whole or in part of any Lien described in clauses (2), (3) and (4) of this definition of “Permitted Liens;” provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;
(22)    judgment Liens not giving rise to an Event of Default;
(23)    Liens on cash or Cash Equivalents securing Hedging Obligations in existence on the date of this Indenture, or permitted to be incurred under, this Indenture;
(24)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
(25)    Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(26)    Liens (including with respect to the use and occupancy of real property) on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;
(27)    Liens (other than Liens on Capital Stock) incurred in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings with respect to obligations that do not exceed $5.0 million at any one time outstanding;
(28)    Liens on Capital Stock issued by, or any property or assets of, any Foreign Subsidiary securing Indebtedness incurred by such Foreign Subsidiary or another Foreign Subsidiary that directly or indirectly owns such Capital Stock, which amount when taken together with clause (32) of this definition, will not exceed $10.0 million;
(29)    Liens securing Indebtedness incurred pursuant to a Receivables Facility permitted by Section 4.09(b)(23) hereof;
(30)    Liens relating to Indebtedness incurred by any Foreign Subsidiary provided such Indebtedness is incurred in the ordinary course of business and that any such Lien shall be limited to the interests of such Foreign Subsidiaries in bank accounts maintained with the holder of such Indebtedness;
(31)    the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(32)    Liens securing Indebtedness incurred by a Foreign Subsidiary permitted by Section 4.09(b)(12) hereof, which amount when taken together with clause (28) of this definition will not exceed $10.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);
(33)    any encumbrances or restrictions (including options, put and call arrangements, rights of first refusal and similar rights) relating to Investments in joint ventures, partnerships and the like; and
(34)    Liens securing Acquired Debt incurred in accordance with Section 4.09 hereof.
“Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any premium necessary to accomplish such refinancing and any fees and expenses incurred in connection therewith);
(2)    such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) more than 90 days after the final maturity date of the Notes;
(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
(4)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured or secured by a Lien junior to the Lien securing the Notes, such Permitted Refinancing Indebtedness is unsecured or secured by a Lien junior to the Lien securing the Notes, respectively; and
(5)    such Indebtedness is incurred either by Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
“Principals” means (1) Ontario Municipal Employees Retirement Board, OMERS Administration Corporation, OCP SC Investment Holdings Inc., and (2) Onex Corporation, Onex Clientlogic Holdings, LLC, Onex Administration Corporation, Onex Investment Corp., Onex Partners, Onex Holding Property Management, Ltd., Onex Advisor III LLC, 1597257 Ontario Inc. and Onex ClientLogic LLC.
“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Real Estate” means, at any time of determination, any interest (fee, leasehold, or otherwise) then owned by any Guarantor in any real property.
“Receivables Facility” shall mean any of one or more receivables factoring programs or financing facilities (including any securitization facility) as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which Holdings or any of its Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells or securitizes such accounts receivable with or to a Person that is not a Restricted Subsidiary.
“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
“Refinancing Transactions” means the offering of the Notes hereby and the repayment by the Company of amounts outstanding under the Credit Agreement (as contemplated by the Fifth Amendment to the Credit Agreement, dated as of April 5, 2012, among the Company, Clientlogic Holding Limited and SITEL Canada Corporation, as borrowers, the other credit parties and lenders party thereto, and Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent), including the payment of fees and expenses in connection with the foregoing transactions.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a demonimation equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Party” means (a) any investment fund under common control or management with any

Principal, or any of their respective Affiliates, (b) any controlling stockholder, general partner, member, officer, director or person performing equivalent functions of any Principal or any of their respective Affiliates, and (c) any trust, corporation, limited liability company or other entity, the beneficiaries, stockholders, members, general partners or Persons Beneficially Owning a 10% or more interest of which consist of any Principal or the Persons referred to in the immediately preceding clauses (a) and (b) individually or in the aggregate.
“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“SEC” means the Securities and Exchange Commission.
“Secured Obligations” means all of the Obligations with respect to the note documents (including, without limitation, the Guarantees of the applicable Grantors and all of the Obligations in respect of any Additional Notes).
“Secured Parties” means the Collateral Agent, the Trustee and Holders and shall include, without limitation, all former Collateral Agents, Trustees and Holders to the extent that any Secured Obligations owing to such Persons were incurred while such Persons were Collateral Agents, Trustees or Holders and such Secured Obligations have not been paid or satisfied in full.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means the security agreements, including without limitation the Collateral

Agreement, mortgages, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the holders of the notes and the trustee or notice of such pledge, assignment or grant is given.
“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1, Rule 1-02 of Regulation S-X under the Securities Act, as such Regulation is in effect on the date of this Indenture.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness or Disqualified Stock, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness or Disqualified Stock, as applicable, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Stockholders’ Agreements” means (1) the Amended and Restated Stockholders Agreement of Holdings (formerly known as ClientLogic Corporation), dated as of August 15, 2000, among Holdings (formerly known as ClientLogic Corporation) and certain security holders named therein, including those security holders who subsequently are listed as a result of executing a joinder agreement (2) the Class B Stockholders Agreement of Holdings (formerly known as ClientLogic Corporation) dated as of August 15, 2000, among Holdings (formerly known as ClientLogic Corporation) and certain security holders named therein, including those security holders who subsequently are listed as a result of executing a joinder agreement and (3) the Class C Stockholders Agreement of Holdings dated as of April 30, 2007, among Holdings and certain security holders named therein, including those security holders who subsequently are listed as a result of executing a joinder agreement, in each case as amended, supplemented or modified from time to time.
“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and
(2)    any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2014; provided, however, that if the period from the redemption date to August 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trustee” means U.S. Bank National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.
“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means any Subsidiary of Holdings (other than the Issuers) that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
(1)    has no Indebtedness other than Non-Recourse Debt;
(2)    except as permitted by Section 4.11 hereof is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;
(3)    is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation or face value, including payment at final maturity or redemption, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal or liquidation or face value amount of such Indebtedness or Disqualified Stock.
“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.
Section 1.02    Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.1
“incur”	4.09
“Initial Default”	6.04
“Legal Defeasance”	8.02
“Mortgages”	4.19
“Mortgaged Property”	4.19
“Offer Amount”	3.09
“Offer Period”	3.09
“Patriot Act”	13.13
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Title Policy”	4.19
“Trustee”	8.05

Section 1.03    Rules of Construction.
Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;
(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)    words in the singular include the plural, and in the plural include the singular;

(5)    “will” shall be interpreted to express a command;
(6)    provisions apply to successive events and transactions; and
(7)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.
ARTICLE 2
THE NOTES
Section 2.01    Form and Dating.
(a)    General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage; provided that any such notations, legends or endorsements are in a form reasonably acceptable to the Issuers. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(b)    Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
Section 2.02    Execution and Authentication.
At least one Officer must sign the Notes for each Issuer by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuers signed by an Officer of each Issuer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof. The Authentication Order shall set forth the number of separate Note certificates, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the registered holder of cash of the said Notes, and delivery instructions.
The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.
Section 2.03    Registrar and Paying Agent.
The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Holdings or any of its Subsidiaries may act as Paying Agent or Registrar.
The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.
Section 2.04    Paying Agent to Hold Money in Trust.
The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, and interest, if any, on, the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) will have no further liability for the money. If an Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.
Section 2.05    Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven business days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA §312(a).
Section 2.06    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:
(1)    the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;
(2)    the Issuers in their sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or
(3)    there has occurred and is continuing a Default or Event of Default with respect to the Notes.
Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Issuers, Trustee, Paying Agent, nor any Agent of the Issuers shall have any responsibility or liability for any aspect of the records relating to beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).
(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
(A)    both:
(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(B)    both:
(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.
(3)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to the paragraph immediately above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to the paragraph immediately above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a)

thereof;
(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
(F)    if such beneficial interest is being transferred to the Issuers or any of Holdings Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(G)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(2)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:
(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
(F)    if such Restricted Definitive Note is being transferred to the Issuers or any of Holdings Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(G)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.
(2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(A)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(B)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(A), (2)(B) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)    if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(A)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(B)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(1)    Private Placement Legend.
(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITY EVIDENCED HEREBY (OR ANY INTEREST OR PARTICIPATION THEREIN) MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, DISPOSED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.
EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) SUCH SECURITY MAY BE RESOLD, ASSIGNED, PLEDGED, ENCUMBERED, DISPOSED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE

SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS IF THE ISSUERS SO REQUEST), (2) TO THE ISSUERS OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.
BY ACCEPTANCE OF THIS NOTE OR ANY INTEREST HEREIN, EACH PURCHASER AND SUBSEQUENT TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”), ANY PLAN SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986 (“CODE”) OR ANY OTHER RETIREMENT ACCOUNT OR ARRANGEMENT SUBJECT TO ANY SUBSTANTIALLY SIMILAR APPLICABLE STATE, LOCAL OR OTHER LAW (“SIMILAR LAWS”) OR (II) THE ACQUISITION AND HOLDING OF THIS NOTE BY SUCH PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF SIMILAR LAWS.”
(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) and (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
(2)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN

CONSENT OF THE ISSUERS.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(3)    Original Issue Discount Legend. Each Note will bear a legend in substantially the following form:
“FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000 PRINCIPAL AMOUNT OF THIS SECURITY, THE ISSUE PRICE IS $960.00, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $40.00, THE ISSUE DATE IS APRIL 20, 2012 AND THE YIELD TO MATURITY IS 12.058% PER ANNUM.”
(g)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(h)    General Provisions Relating to Transfers and Exchanges.
(1)    To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.03 hereof).
(3)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(5)    Neither the Registrar nor the Issuers will be required:
(A)    (i) to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection; (ii) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (iii) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date;
(B)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(C)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.
(7)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with the originals to be delivered promptly thereafter.
Section 2.07    Replacement Notes.
If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.
Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08    Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note; however, Notes held by Holdings or any Restricted Subsidiary shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof. If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09    Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with either Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.
Section 2.10    Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.
Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.
The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12    Defaulted Interest.
If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof; provided that if the Issuers pay the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, payment shall be to the recordholders of the Notes as of the original record date. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. If such default in interest continues for 30 days, the Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01    Notices to Trustee.
If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
(1)    the clause of this Indenture pursuant to which the redemption shall occur;
(2)    the redemption date;
(3)    the principal amount of Notes to be redeemed; and
(4)    the redemption price.
Section 3.02    Selection of Notes to Be Redeemed or Purchased.
If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.
In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 3.03    Notice of Redemption.
Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.
The notice will identify the Notes to be redeemed and will state:
(1)    the redemption date;
(2)    the redemption price;
(3)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4)    the name and address of the Paying Agent;
(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)    that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(7)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ names and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least 35 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph and a copy of the form of notice to be delivered to each Holder.
Section 3.04    Effect of Notice of Redemption.
Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable, subject to any conditions described in the notice of redemption, on the redemption date at the redemption price. Notices of redemption may be conditional at the Issuers discretion, including but not limited to, upon the completion of an Equity Offering.
Section 3.05    Deposit of Redemption or Purchase Price.
Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.
If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06    Notes Redeemed or Purchased in Part.
Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. No Notes in denominations of $2,000 or less shall be redeemed in part.
Section 3.07    Optional Redemption.
(a)    At any time prior to August 1, 2014, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 111%

of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, with the net cash proceeds of an Equity Offering by the Company or a contribution to the Company’s common equity capital made with the net cash proceeds of an Equity Offering by Holdings; provided that:
(1)    at least 65% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes, but excluding Notes held by Holdings and its Restricted Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.
(b)    At any time prior to August 1, 2014, the Issuers may, on any one or more occasions, redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
(c)    Except pursuant to clauses (a) and (b) of this Section 3.07, the Notes will not be redeemable at the Issuers’ option prior to August 1, 2014.
(d)    On or after August 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on August 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	105.5%
2015	102.75%
2016 and thereafter	100%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
(e)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Notices of redemption may be conditional at the Issuers’ discretion, including but not limited to, upon the completion of an Equity Offering.
(f)    The Issuers may acquire Notes by means other than a redemption, whether pursuant to an Issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of this Indenture.
Section 3.08    Mandatory Redemption.

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.09    Offer to Purchase by Application of Excess Proceeds.
In the event that, pursuant to Section 4.10 hereof, the Issuers are required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.
The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 business days following its commencement and not more than 30 business days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three business days after the termination of the Offer Period (the “Purchase Date”), the Issuers will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
Upon the commencement of an Asset Sale Offer, the Issuers will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:
(1)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;
(2)    the Offer Amount, the purchase price and the Purchase Date;
(3)    that any Note not tendered or accepted for payment will continue to accrue interest;
(4)    that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;
(5)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;
(6)    that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
(7)    that Holders will be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(8)    that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuers will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and
(9)    that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
On or before the Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Issuers, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Asset Sale Offer on the Purchase Date.
Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
ARTICLE 4
COVENANTS
Section 4.01    Payment of Notes.
The Issuers will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.
The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.
Section 4.02    Maintenance of Office or Agency.
The Issuers will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuers hereby designate the Trustee’s New York office as one such office or agency of the Issuers in accordance with Section 2.03 hereof.
Section 4.03    Reports.
(a)    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Holdings will furnish to the Holders of Notes and to securities analysts and prospective investors or cause the Trustee to furnish to the Holders of Notes and to securities analysts and prospective investors (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:
(1)    all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Holdings were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Holdings’ certified independent accountants; and
(2)    all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided, however, for the avoidance of doubt, such reports will not be required to contain the separate financial information for Guarantors or Subsidiaries whose securities are pledged to secure the Notes contemplated by Rule 3-16 of Regulation S-X promulgated by the SEC.
If at any time Holdings is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Holdings will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03(a) with the SEC within the time periods specified above unless the SEC will not accept such a filing. Holdings will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Holdings’ filings for any reason, Holdings will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Holdings were required to file those reports with the SEC.
(b)    If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, which Subsidiaries either individually or in the aggregate constitute a Significant Subsidiary of Holdings, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.
(c)    In addition, Holdings agrees that, for so long as any Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Section 4.04    Compliance Certificate.
(a)    The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuers they would normally have knowledge of any Default or Event of Default and whether or not the signers knew of any Default or Event of Default that occurred during such period (and if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.
(b)    So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or proposes to take with respect thereto.
Section 4.05    Taxes.
Holdings will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06    Stay, Extension and Usury Laws.
Each of the Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07    Restricted Payments.
(a)    Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any other payment or distribution on account of Holdings or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings and other than dividends, payments or distributions payable to Holdings or a Restricted Subsidiary of Holdings);
(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings other than any such Equity Interests owned by Holdings or any Restricted Subsidiary;
(3)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value the Existing Notes or any Indebtedness of Holdings, the Issuers or any Restricted Subsidiary of Holdings that is a Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany loans, advances or Indebtedness between or among Holdings and any of its Restricted Subsidiaries), except payments of interest and/or principal at the Stated Maturity thereof or the purchase, redemption, defeasance, acquisition or retirement for value of any such Indebtedness within twelve months of the Stated Maturity thereof; or
(4)    make any Restricted Investment
(all such restricted payments and other restricted actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(1)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(2)    Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and
(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by the provisions described in clauses (2) through (15) of the next succeeding paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:
(A)    50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter beginning prior to the date of this Indenture to the end of Holdings’ most recently ended quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
(B)    100% of the aggregate net cash proceeds and the Fair Market Value of any property or assets other than cash received by Holdings since the date of this Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of Holdings), plus
(C)    (i) 100% of the aggregate net cash proceeds and 100% of the Fair Market Value of any non-cash property or assets received by Holdings or any Restricted Subsidiary of Holdings from the disposition of any Restricted Investment that was made after the date of this Indenture and (ii) 100% of the Fair Market Value of any Restricted Investment that was made after the date of this Indenture in an entity that subsequently becomes a Restricted Subsidiary of Holdings, plus
(D)    100% of the Fair Market Value of any Unrestricted Subsidiary of Holdings that is redesignated as a Restricted Subsidiary after the date of this Indenture, determined as of the date of such redesignation, plus
(E)    100% of any dividends received in cash by Holdings, the Issuers or a Restricted Subsidiary of Holdings after the date of this Indenture from an Unrestricted Subsidiary of Holdings, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Holdings for such period, plus
(F)    100% of the aggregate principal, interest and premium, if any, of any Indebtedness (including the Notes) of Holdings, the Issuers or any Restricted Subsidiary of Holdings (other than Indebtedness that is contractually subordinated to the Notes or to any Note Guarantee), which on or after the date of this indenture is cancelled, forgiven, or converted into or exchanged for Equity Interests (other than Disqualified Stock and other than any intercompany Indebtedness between Holdings, the Issuers and any Restricted Subsidiary); provided, that, any amount which is utilized by Holdings pursuant to this clause

(f) will not also be utilized by Holdings in the second clause (3)(B) of Section 4.07(a) hereof.
(b)    The provisions of Section 4.07(a) hereof will not prohibit:
(1)    the payment of any dividend or the consummation of any irrevocable redemption within 90 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, such dividend or redemption would have complied with the provisions of this Indenture;
(2)    the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of contributions to the equity capital of Holdings or a sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the amounts described in the second clause (3)(B) of Section 4.07(a) and Section 4.07(b)(5) hereof;
(3)    the payment, defeasance, redemption, repurchase, retirement or other acquisition of the Existing Notes or any Indebtedness of Holdings, the Issuers or any Restricted Subsidiary of Holdings that is a Guarantor that is contractually subordinated to the Notes or to any Note Guarantee or any Disqualified Stock of Holdings or any Restricted Subsidiary thereof in exchange for, or out of the net cash proceeds from, the incurrence of Permitted Refinancing Indebtedness;
(4)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Holdings to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis or otherwise in accordance with the terms of such Equity Interests;
(5)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by any future, current or former officer, director or employee of Holdings or any direct or indirect parent entities of Restricted Subsidiaries (or any such Person’s assigns, estates or heirs) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar plans or other contractual arrangements or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7.5 million in any fiscal year; provided further, that Holdings may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, any unutilized capacity under this clause (5) attributable to the immediately preceding fiscal year; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of Holdings (other than Disqualified Stock) and, to the extent contributed to Holdings or any of its Restricted Subsidiaries as common equity capital, the cash proceeds from the sale of Equity Interests of any of Holdings’ direct or indirect parent companies, any of their Subsidiaries or any of their direct or indirect parent companies that occurs after the date of this Indenture to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to the second clause (3)(B) of Section 4.07(a) hereof or clause (2) of this Section 4.07(b); and in addition, cancellation of any Indebtedness owing to Holdings from any future, current or former officer, director or employee (or any permitted transferees thereof) of Holdings or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), the proceeds of which were used to purchase Equity Interests of Holdings from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provisions of this Indenture;
(6)    the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar Equity Interests if such Equity Interests represents all or a portion of the exercise price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interest granted or awarded to a director, employee or consultant to pay for the taxes payable by such director, employee or consultant upon such grant or award;
(7)    (i) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled redemption payments or accrued dividends to holders of any class or series of Disqualified Stock of Holdings or any preferred stock of any Restricted Subsidiary of Holdings issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09 hereof and (ii) the declaration and payment of regularly scheduled or accrued non-cash dividends to holders of any class or series of any Existing Preferred Stock;
(8)    the distribution, as a dividend or otherwise, of Equity Interests of any Unrestricted Subsidiary;
(9)    to the extent no Event of Default has occurred and is continuing or will occur as a consequence thereof, upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Indebtedness or of the Existing Notes pursuant to provisions substantially similar to those described in Sections 4.10 and 4.15 hereof at an offer price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Issuers have made a Change of Control Offer or Asset Sale Offer, as applicable, with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;
(10)    other Restricted Payments in an amount which, taken together with all other Restricted Payments made pursuant to the provision described in this clause (10), do not exceed $15.0 million;
(11)    payments of cash, dividends, distributions, advances or other Restricted Payments by Holdings or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person or (iii) stock dividends, splits or business combinations;
(12)    Restricted Payments used to fund the Refinancing Transactions;
(13)    payments or distributions made in connection with any Foreign Subsidiary Reorganization or otherwise permitted by Section 4.11(b)(14) hereof;
(14)    dividends or other distributions of Capital Stock of, or Indebtedness owed to, Holdings or any Restricted Subsidiary by an Unrestricted Subsidiary;

(15)    distributions or payments in connection with Receivables Facilities and purchase of any assets in connection with a Receivables Facility;
(16)    conversion or exchange of any Equity Interests (including the Existing Preferred Stock) into or for another Equity Interest (other than Disqualified Stock); and
(17)    payments or distributions permitted by Section 4.11(b)(13) hereof.
(c)    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (17) above, or is permitted pursuant to the first paragraph above, Holdings will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.
Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)    pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Holdings or any of its Restricted Subsidiaries or pay any indebtedness owed to Holdings or any of its Restricted Subsidiaries;
(2)    make loans or advances to Holdings or any of its Restricted Subsidiaries; or
(3)    sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.
(b)    The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:
(1)    agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those in effect on the date of this Indenture;
(2)    this Indenture, the Notes, the Note Guarantees and the Security Documents, and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof;

(3)    agreements governing other Indebtedness permitted to be incurred under the provisions of Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees;
(4)    agreements governing other Indebtedness of Foreign Subsidiaries permitted to be incurred under the provisions of Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements;
(5)    applicable law, rule, regulation or administrative or court order;
(6)    any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries existing at the time of such acquisition or at the time a Restricted Subsidiary is first designated as a Restricted Subsidiary (but not incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof;
(7)    customary non-assignment provisions in contracts, leases, and licenses entered into in the ordinary course of business;
(8)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3);
(9)    any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;
(10)    Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(11)    Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;
(12)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business or with the approval of Holdings’ Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;
(13)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(14)    agreements governing Indebtedness incurred pursuant to the definition of Permitted Debt as set forth in Section 4.09 hereof;
(15)    restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility; and
(16)    negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under this Indenture.
Section 4.09    Incurrence of Indebtedness and Issuance of Preferred Stock.
(a)    Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and Holdings will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Issuers and any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Holdings most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
(b)    The provisions of Section 4.09(a) hereof will not prohibit the incurrence or issuance of any of the following (collectively, “Permitted Debt”):
(1)    Indebtedness of Holdings or any Restricted Subsidiary under Credit Facilities (including any Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit issued thereunder being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed $475.0 million;
(2)    Existing Indebtedness and Existing Preferred Stock;
(3)    Indebtedness of Holdings or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as a lessee or guarantor with respect to any lease of property, whether real, personal or mixed), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Holdings or any of its Restricted Subsidiaries or in connection with the sale or transfer of such property, in an aggregate principal amount at any time outstanding, including any Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), not to exceed as of the date of incurrence the greater of (a) $30.0 million and (b) 4% of Holdings Consolidated Net Tangible Assets;
(4)    Permitted Refinancing Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (4), (6), (12) or (13) of this Section 4.09(b);
(5)    intercompany Indebtedness between or among Holdings or any of its Restricted Subsidiaries and owing to and held by Holdings or any of its Restricted Subsidiaries; provided, however, that:
(A)    if Holdings, the Issuers or any Restricted Subsidiary of Holdings that is a Guarantor is the obligor on such Indebtedness and the payee is not Holdings, the Issuers or such Restricted Subsidiary, such Indebtedness must be subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuers, or the Note Guarantee, in the case of a Guarantor; and
(B)     (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by the provision described in this clause (5);
(6)    shares of preferred stock issued by any of Holdings’ Restricted Subsidiaries to Holdings or to any of its Restricted Subsidiaries; provided, however:
(A)    any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Holdings or a Restricted Subsidiary of Holdings; and
(B)    any sale or other transfer of any such preferred stock to a Person that is not either Holdings or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);
(7)    Hedging Obligations incurred by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;
(8)    the Guarantee by Holdings, the Issuers or any of the Guarantors of Indebtedness of Holdings or a Restricted Subsidiary of Holdings and the Guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, in each case, that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(9)    Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations or evidenced by reimbursement obligations incurred in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and/or other Indebtedness with respect to reimbursement-type obligations or letters of credit or insurance incurred in the ordinary course of business;
(10)    Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, indemnities, performance and surety bonds or guarantees in the ordinary course of business or incurred in connection with any Permitted Lien;
(11)    Indebtedness of Holdings or any of its Restricted Subsidiaries incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements (including honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds);
(12)    the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Indebtedness incurred to renew, refund, refinance, defease or discharge any Indebtedness incurred pursuant to this clause (12) not to exceed $10.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);
(13)    (i) Indebtedness or preferred stock of any Person incurred and outstanding on or prior to the date on which such Person was acquired by or merged into Holdings or any of its Restricted Subsidiaries in accordance with the terms of this Indenture or (ii) Indebtedness of Holdings or any of its Restricted Subsidiaries incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the acquisition by Holdings or any such Restricted Subsidiary of property used or useful in the Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that, after giving effect to such incurrence of Indebtedness Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof;
(14)    additional Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding pursuant to this clause (14), including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $35.0 million;
(15)    Indebtedness arising from agreements of Holdings or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

(16)    Indebtedness consisting of the financing of insurance premiums, including Indebtedness representing installment insurance premiums, incurred in the ordinary course of business;
(17)    Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, customs appeal bonds, return-of-money or similar obligations incurred in the ordinary course of business;
(18)    Guarantees in the ordinary course of business of the obligations to suppliers, lessees, customers, landlords, franchisees and licensees of Holdings or any of its Restricted Subsidiaries;
(19)    Indebtedness relating to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;
(20)    Indebtedness owing to Holdings or another Restricted Subsidiary to finance or assumed in connection with any Foreign Subsidiary Reorganization;
(21)    Indebtedness of Holdings or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as provided for in Article 8 or 11 hereof;
(22)    Indebtedness of Holdings or any of its Restricted Subsidiaries arising from the endorsement of negotiable instrument in the ordinary course of business;
(23)     Indebtedness incurred in connection with a Receivables Facility in an aggregate principal amount at any time outstanding pursuant to this clause (23), including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (23), not to exceed $50.0 million; and
(24)    Permitted Affiliate Sub Debt.
For purposes of determining compliance with Section 4.09 hereof, in the event that any proposed Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred or issued pursuant to the first paragraph of Section 4.09, Holdings, in its sole discretion, will be permitted to divide and classify at the time of its incurrence or issuance, and may from time to time divide or reclassify, all or a portion of such item of Indebtedness or preferred stock in any manner that complies with this Section 4.09 and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Indebtedness under the Credit Agreement outstanding on the date of this Indenture will be deemed to have been incurred on that date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
Holdings will not incur, and will not permit the Issuers or any other Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Holdings, the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Holdings solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of being structurally subordinated.
The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09 or Section 4.12; provided, with respect to any Indebtedness (other than Permitted Affiliate Sub Debt) or any preferred stock that is Disqualified Stock, that the amount thereof is included in Fixed Charges of Holdings as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)    the Fair Market Value of such assets at the date of determination; and
(B)    the amount of the Indebtedness of the other Person.
Section 4.10    Asset Sales.
(a)    Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)    Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2)    at least 75% of the consideration therefore received by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination of cash and Cash Equivalents; provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(A)    any Indebtedness or liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent consolidated balance sheet) of Holdings or any such Restricted Subsidiary (other than contingent liabilities and Indebtedness of the Issuers or any Guarantor that is, by its terms, contractually subordinated in right of payment to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases Holdings or such Restricted Subsidiary, as the case may be, from or indemnifies them against further liability;
(B)    any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary, as the case may be, from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after consummation of such Asset Sale (to the extent of the cash or Cash Equivalents received in that conversion);
(C)    any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this Section 4.10; and
(3)    in the case of an Asset Sale of Collateral, the consideration from such Asset Sale is pledged as Collateral to secure the Notes.
(b)    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings or such Restricted Subsidiary may apply such Net Proceeds:
(1)    to repay Indebtedness and other Obligations under a Credit Facility;
(2)    to the extent the assets sold do not constitute Collateral, to repay Indebtedness and other Obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings or another Restricted Subsidiary;
(3)    to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Holdings;
(4)    to make a capital expenditure;
(5)    to acquire other similar replacement property or other assets that are used or useful in a Permitted Business; or
(6)    any combination of the foregoing;
provided that Holdings and its Restricted Subsidiaries will be deemed to have complied with the provision described in clauses (3) and (5) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, Holdings (or one or more of its Restricted Subsidiaries) has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business or acquire such assets in compliance with the provision described in clauses (3) and/or (5) of this paragraph, and that acquisition is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Proceeds, Holdings (or the applicable Restricted Subsidiary)

may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.
(c)    An amount equal to the Net Proceeds from Asset Sales that are not applied or invested as described in the preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers will make an Asset Sale Offer to all Holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes purchased, plus accrued and unpaid interest, if any, on the Notes to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Holdings may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes shall be purchased on a pro rata basis based on the principal amount of Notes tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
(d)    The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.
Section 4.11    Transactions with Affiliates.
(a)    Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:
(1)    such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by Holdings or such Restricted Subsidiary with a Person that is not an Affiliate of Holdings; and
(2)    Holdings delivers to the Trustee:
(A)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution approved by a majority of the Board of Directors of Holdings set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11; and
(B)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to Holdings of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.
(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:
(1)     any employment or compensation agreement (whether based in cash or securities), officer or director indemnification agreement, severance or termination agreement or any similar arrangement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or similar arrangements;
(2)    transactions between or among Holdings and/or its Restricted Subsidiaries;
(3)    Restricted Payments that are permitted by Section 4.07 hereof or any Permitted Investments;
(4)    any issuances or sales of Equity Interests of Holdings or any Restricted Subsidiary of Holdings, not otherwise prohibited by this Indenture, and the granting of registration and other customary rights in connection therewith;
(5)    transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings, directly or indirectly, owns Equity Interests in, or controls, such Person;
(6)    payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Holdings or any of its Restricted Subsidiaries;
(7)    loans and advances to employees entered in the ordinary course of business not to exceed $5.0 million in the aggregate amount at any one time outstanding;
(8)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture and which are on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary that those that would have been obtained in a comparable arm’s length transaction with a person that is not an Affiliate of Holdings;
(9)    any contribution of capital to Holdings or any Restricted Subsidiary (including by virtue of a sale of Equity Interests or an issuance of Equity Interests in connection with the cancellation of Indebtedness, including the Notes);
(10)    transactions permitted by, and complying with, the provisions of Section 5.01 hereof;
(11)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into Holdings or any of Holdings’ Restricted Subsidiaries; provided that such agreement was not entered into contemplation of such acquisition or merger;
(12)    any transactions, payments or performance pursuant to the Stockholders’ Agreements, the Existing Preferred Stock and other agreements or arrangements in each case as in effect on the date of this Indenture, including with additional parties that may be added subsequent to the date of this Indenture and any amendment, modification or supplement thereto or any renewal, extension, refinancing, refunding or replacement thereof, as long as such agreement or arrangement as so amended, modified, supplemented, renewed, extended, refinanced, refunded or replaced, taken as a whole, is not materially more disadvantageous to Holdings and its Restricted Subsidiaries than the original agreement or arrangement as in effect on the date of this Indenture;
(13)    payments to any Principal, Related Person or their Affiliates in connection with: (a) board of directors meetings, management and other advisory services not to exceed $1.0 million in any twelve month period, (b) equity and debt financings, M&A review, transactional advice and other similar services not to exceed $4.5 million in any twelve month period and (c) reimbursement of reasonable out of pocket fees and expenses incurred in connection with such activities;
(14)    any tax-sharing arrangements between Holdings, any of its direct or indirect parent entities and/or any of their subsidiaries (including, without limitation, intercompany loans, transfer pricing initiatives and transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes);
(15)    any transaction effected as part of a Receivables Facility; and
(16)    transactions permitted by, and complying with, the provisions described in Section 4.09(b)(24) hereof.
Section 4.12    Liens.
Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired.
Section 4.13    Business Activities.
Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.
Section 4.14    Corporate Existence.
Subject to Article 5 hereof, Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)    its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or any such Subsidiary; and
(2)    the rights (charter and statutory), licenses and franchises of Holdings and its Subsidiaries; provided, however, that Holdings shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.
Section 4.15    Offer to Repurchase Upon Change of Control.
(a)    If a Change of Control occurs, each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture. In such Change of Control Offer, the Issuers will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of this Indenture by virtue of such compliance.
(b)    On the Change of Control Payment Date, the Issuers will, to the extent lawful:
(1)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered;
(3)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.
The paying agent will promptly mail or wire transfer to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(c)    Notwithstanding anything to the contrary contained herein, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given for all of the Notes pursuant to Section 3.07 hereof unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
(d)    The provisions of this Section 4.15 that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of this Indenture are applicable.
Section 4.16    Payments for Consent.
Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Section 4.17    Designation of Restricted and Unrestricted Subsidiaries.
(a)    The Board of Directors of Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
(b)    Any designation of a Restricted Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred or made as of such date under Section 4.09 hereof, Holdings will be in default of Section 4.09 hereof.
(c)    The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.
Section 4.18    Additional Note Guarantees.
(a)    If Holdings or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of this Indenture, and such Domestic Subsidiary guarantees any Indebtedness of the Company or any Guarantor, then that newly acquired or created Domestic Subsidiary must become a Guarantor, execute a supplemental indenture, deliver an Opinion of Counsel to the Trustee within 20 business days of the date of such acquisition or creation, and deliver such documentation with respect to such collateral as shall be necessary to provide for Liens on such Domestic Subsidiary’s assets constituting Collateral to secure such Note Guarantee on the terms described in Article 10 hereof. In addition, any Domestic Subsidiary of Holdings that is a Restricted Subsidiary (other than a Guarantor) that guarantees any Indebtedness of the Company or any Guarantor must, within 20 business days of such guarantee, become a Guarantor, execute a supplemental indenture, deliver an Opinion of Counsel to the Trustee and deliver such documentation necessary to provide for Liens on such Restricted Subsidiary’s assets constituting Collateral to secure the Note Guarantee. The form of such supplemental indenture is attached as Exhibit E hereto.
(b)    Notwithstanding the foregoing, any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.
Section 4.19    Post-Closing Collateral
(a)    The Issuers and the Guarantors shall use reasonable best efforts to perfect on the date of this Indenture the security interests in the Collateral for the benefit of the holders of the Notes. To the extent that any such security interest cannot be perfected by the date of this Indenture, the Issuers and the Guarantors shall use reasonable best efforts to have all security interests perfected, to the extent required by the Security Documents and this Section 4.19, promptly following the date of this Indenture, but in any event no later than 180 days thereafter or such longer period deemed reasonably necessary by the Collateral Agent.
(b)    In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected security interest in certain Real Estate, Collateral Agent shall have received from each applicable Guarantor:

(1)    fully executed and notarized Mortgages (the “Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each real estate asset listed in Schedule 1 hereto (each, a “Mortgaged Property”), it being agreed that with respect to any Mortgaged Property located in a jurisdiction that imposes a tax on mortgages or similar interests, the amount secured by the Mortgage shall be limited to the appraised value of the encumbered Mortgaged Property as determined in a manner reasonably satisfactory to the Collateral Agent to minimize such tax;
(2)    an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) (a) in each state where a Guarantor party to a Mortgage is organized with respect to the due execution, delivery and authorization of such Mortgage and (b) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;
(3)    (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the Fair Market Value of each Mortgaged Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Guarantor has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;
(4)    flood certifications with respect to all Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent; and
(5)    ALTA surveys of all Mortgaged Properties or no-change affidavits with respect to previously obtained ALTA surveys of all Mortgaged Properties, in either case sufficient to allow the title company to provide customary survey coverage in each Title Policy.
ARTICLE 5
SUCCESSORS
Section 5.01    Merger, Consolidation or Sale of Assets.
Holdings and the Company will not, directly or indirectly: (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company, Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:
(1)    either:

(A)    Holdings or the Company is the surviving corporation; or
(B)    the Person formed by or surviving such consolidation or merger (if other than Holdings or the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that if such Person is a limited liability company or partnership (A) a corporate Wholly-Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, or (B) a corporation of which such Person is a Wholly-Owned Restricted Subsidiary organized or existing under the laws of the United States, any state thereof or the District of Columbia, is a co-issuer of the Notes or becomes a co-issuer of the Notes in connection therewith) and (ii) assumes all the obligations of Holdings and the Issuers under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;
(2)    immediately after giving effect to such transaction no Event of Default exists; and
(3)    immediately after giving effect to such transaction on a pro forma basis, Holdings, the Company or the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof or (ii) have had a Fixed Charge Coverage Ratio greater that the actual Fixed Charge Coverage Ratio for Holdings for such four-quarter period.
In addition, neither Holdings nor any Restricted Subsidiary of Holdings may, directly or indirectly, lease all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Holdings and/or its Restricted Subsidiaries. Clauses (2) and (3) of the first paragraph of this Section 5.01 will not apply to any merger or consolidation of Holdings or the Company (1) with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating Holdings or the Company in another jurisdiction.

Section 5.02    Successor Corporation Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Holdings or the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which Holdings or the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to “Holdings” or the “Company,” as applicable, shall refer instead to the successor Person and not to Holdings or the Company), and may exercise every right and power of Holdings or the Company, as applicable, under this Indenture with the same effect as if such successor Person had been named as Holdings or the Company herein; provided, however, that the predecessor Holdings or the predecessor Company, as applicable shall not be relieved from the obligation to pay the principal of, premium on, if any, interest, if any, on, the Notes except in the case of a sale of all of Holdings’ assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01    Events of Default.
Each of the following is an “Event of Default”:
(1)    default for 30 consecutive days in the payment when due of interest, if any, on the Notes;
(2)    default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;
(3)    failure by Holdings or any of its Restricted Subsidiaries to comply with the payment provisions of Section 4.15 or Section 4.10(c) hereof;
(4)    failure by Holdings or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Security Documents;
(5)    default under the Credit Agreement or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of Holdings’ Restricted Subsidiaries that are Significant Subsidiaries (or any group of Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary of Holdings), or the payment of which is guaranteed by Holdings or any of Holdings’ Restricted Subsidiaries that are Significant Subsidiaries (or any group of Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary of Holdings), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:
(A)    is caused by a failure to pay the principal amount of such Indebtedness at its final Stated Maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
(B)    results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)    failure by Holdings or any of Holdings’ Restricted Subsidiaries that are Significant Subsidiaries (or any group of Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary of Holdings) to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (excluding amounts covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform), which judgments are not paid, discharged or stayed for a period of 60 days or more;
(7)    (i) any material obligations of any Grantor related to Collateral having a Fair Market Value in excess of $10.0 million under any Security Document for any reason ceases to be valid, binding, and enforceable in accordance with its terms (or any Grantor shall challenge the enforceability of any such material obligations or shall assert in writing, or engage in any action or inaction based on any such assertion, that any such material obligations have ceased to be or otherwise are not valid, binding and enforceable in accordance with their terms); (ii) any Lien created by any Security Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Security Documents) with respect to Collateral having a Fair Market Value in excess of $10.0 million in the aggregate (other than, in each of clauses (i) and (ii), pursuant to (a) a transaction permitted under this Indenture or any Security Document, (b) a failure of the Applicable Collateral Agent or any other agent appointed by the Collateral Agent, the trustee or the holders to take any action of which it is aware, or is otherwise requested to be taken by a Grantor, provided that in each case such action is within the sole control of the Applicable Collateral Agent or such other agent appointed by the Collateral Agent, the trustee or the holders or (c) the failure of the Applicable Collateral Agent or the Collateral Agent (if not the Applicable Collateral Agent) to maintain possession of Collateral where such possession is
(8)    required to maintain a fully perfected Lien in such collateral or to file Uniform Commercial Code financing statements, continuation statements or any other filings required to maintain such perfection);
(9)    except as permitted by this Indenture, any Note Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its Note Guarantee;
(10)    the Issuers, any Guarantor or any Restricted Subsidiary of Holdings that is a Significant Subsidiary of Holdings (or any Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:
(A)    commences a voluntary case,
(B)    consents to the entry of an order for relief against it in an involuntary case,
(C)    consents to the appointment of a custodian of it or for all or substantially all of its property,
(D)    makes a general assignment for the benefit of its creditors, or

(E)    generally is not paying its debts as they become due; or
(11)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief against the Issuers, any Guarantor or any Restricted Subsidiary of Holdings that is a Significant Subsidiary of Holdings (or any Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary) in an involuntary case;
(B)    appoints a custodian of the Issuers, any Guarantor or any Restricted Subsidiary of Holdings that is a Significant Subsidiary of Holdings (or any Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary) or for all or substantially all of the property of the Issuers, any Guarantor or any Restricted Subsidiary of Holdings that is a Significant Subsidiary of Holdings (or any Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary); or
(C)    orders the liquidation of the Issuers, any Guarantor or any Restricted Subsidiary of Holdings that is a Significant Subsidiary of Holdings (or any Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary);
and the order or decree remains unstayed and in effect for 60 consecutive days.
Section 6.02    Acceleration.
In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 hereof, with respect the Issuers, any Guarantor or any Restricted Subsidiary of Holdings that is a Significant Subsidiary of Holdings (or any Restricted Subsidiaries of Holdings that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Upon any such declaration, the Notes shall become due and payable immediately.
The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences hereunder, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium on, if any, interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived.
Section 6.03    Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04    Waiver of Past Defaults.
The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
If a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.
Section 6.05    Control by Majority.
Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.
Section 6.06    Limitation on Suits.
Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:
(1)    the Holder gives the Trustee written notice of a continuing Event of Default;
(2)    the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)    such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
(4)    the Trustee does not comply with the request within 90 days after receipt of the request and the offer of security or indemnity; and

(5)    during such 90-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07    Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08    Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Issuers for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09    Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10    Priorities.

Subject to the Intercreditor Agreements, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
First:    to the payment of all costs and expenses incurred by the Trustee and the Collateral Agent (if not the Trustee) in connection with the collection of proceeds or sale of any Collateral or otherwise in connection with this Indenture and the Security Documents, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Trustee and the Collateral Agent (if not the Trustee) on behalf of the Issuers or a Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy of the holders and such other Obligations;
Second:    to pay the Notes, any accrued and unpaid interest thereon and such other Obligations on a pro rata basis based on the respective amounts of the notes and such other Obligations then outstanding; and
Third:    to the extent of the balance of such proceeds after application in accordance with the foregoing, to the Issuers or such Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
The Trustee, upon written notice to the Issuers, may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01    Duties of Trustee.
(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (however the Trustee shall have no obligation to verify the mathematical calculations contained therein).
(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.
(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall have no obligation to invest funds received by it pursuant to this Indenture.
(g)    In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.
(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, U.S. Bank National Association in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder and thereunder.
(j)    The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign a certificate, including any person specified as so authorized in such certificate previously delivered and not superceded.
(k)    The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.
(l)    Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Issuers’ covenants in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Default or Event of Default occurring pursuant to Section 6.01(1) or 6.02(2) hereof; (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture or (iii) any Default or Event of Default of which a Responsible Officer of the Trustee has notice of in accordance with Section 7.01(h).
(m)    Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
Section 7.02    Rights of Trustee.
(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of each Issuer.
(f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
Section 7.03    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.
Section 7.04    Trustee’s Disclaimer.
The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05    Notice of Defaults.
If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06    Compensation and Indemnity.
(a)    The Issuers will pay to the Trustee from time to time reasonable compensation as is agreed to from time to time by the Issuers and the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except for any such disbursements, advance or expense as shall have been caused by the Trustee’s negligence or willful misconduct. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
(b)    The Issuers and the Guarantors will indemnify the Trustee and its officers, directors, employees and agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the reasonable costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder. The Issuers or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuers will pay the reasonable out-of-pocket fees and expenses of such counsel. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.
(c)    The obligations of the Issuers and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.
(d)    To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.07    Replacement of Trustee.
(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
(b)    The Trustee may resign in writing at any time upon 30 days’ written notice to the Issuers and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:
(1)    the Trustee fails to comply with Section 7.09 hereof;
(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)    a custodian or public officer takes charge of the Trustee or its property; or
(4)    the Trustee becomes incapable of acting.
(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuers’ obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.
Section 7.08    Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
Section 7.09    Eligibility; Disqualification.
There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.
Holdings may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02    Legal Defeasance and Discharge.
Upon Holdings’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal

Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)    the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;
(2)    the Issuers’ obligations with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment;
(3)    the rights, powers, trusts, duties and immunities of the Trustee under this Indenture, and the Issuers’ and the Guarantors’ obligations in connection therewith; and
(4)    this Article 8.
Subject to compliance with this Article 8, Holdings may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03    Covenant Defeasance.
Upon Holdings’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, each Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 and 4.19 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon Holdings’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6) and (8) hereof will not constitute Events of Default.
Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
(1)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;
(2)    in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:
(A)    the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or
(B)    since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)    in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);
(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Guarantors is a party or by which the Issuers or any of the Guarantors is bound;
(6)    the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and
(7)    the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.
Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest, if any, but such money need not be segregated from other funds except to the extent required by law.
The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06    Repayment to Issuers.
Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on, if any, interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.
Section 8.07    Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium on, if any, interest, if any, on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders of Notes.
Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees:
(1)    to cure any ambiguity, defect or inconsistency;
(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)    to provide for the assumption of the Issuers’ or any Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets;
(4)    to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under this Indenture of any Holder;
(5)    to comply with Section 4.18 hereof;
(6)    to conform the text of this Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Issuers’ Offering Memorandum dated April 10, 2012, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees or the Security Documents, which intent may be evidenced by an Officers’ Certificate to that effect;

(7)    to enter into additional or supplemental Security Documents;
(8)    to evidence and provide for the acceptance of appointment by a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;
(9)    to provide for the issuance of Additional Notes in accordance with the limitations in this Indenture;
(10)    to allow any Guarantor to execute a supplemental indenture and / or Note Guarantee with respect to the Notes; or
(11)    to release Collateral in accordance with the terms of the note documents.
Upon the request of the Issuers accompanied by a resolution of Holdings’ Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02    With Consent of Holders of Notes.
Except as provided below in this Section 9.02, the Issuers and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Sections 2.08 and 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
Upon the request of the Issuers accompanied by a resolution of Holdings’ Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers or the Guarantors with any provision of this Indenture, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)    reduce the principal of or change the Stated Maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the Notes, other than provisions relating to Sections 3.09, 4.10 and 4.15 hereof;
(3)    reduce the rate of or change the time for payment of interest, including default interest, on any Note;
(4)    waive a Default or Event of Default in the payment of principal of, premium on, if any, and interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
(5)    make any Note issued under this Indenture payable in money other than U.S. dollars;
(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium on, if any, and interest, if any, on the Notes;
(7)    release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
(8)    make any change in the preceding amendment and waiver provisions.
Any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the holders of 100% in aggregate principal amount of the Notes then outstanding.
Section 9.03    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
Section 9.04    Notation on or Exchange of Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.05    Trustee to Sign Amendments, etc.
The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amended or supplemental indenture until the Board of Directors of Holdings approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.02 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
ARTICLE 10
COLLATERAL AND SECURITY
Section 10.01    Security Interest.
(a)    The due and punctual payment of the principal of, premium on, if any, and interest, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders of Notes or the Trustee under this Indenture and the Notes (including, without limitation, the Note Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents and the Intercreditor Agreements.
(b)    Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and appoints U.S. Bank National Association as the Collateral Agent. The Trustee hereby authorizes and appoints U.S. Bank National Association as Collateral Agent and each Holder of Notes and the Trustee directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof, including, without limitation, the limitations on duties of the Collateral Agent provided in Sections 3 and 9 of the Collateral Agreement.
(c)    The Issuers and each of the Guarantors consent and agree to be bound by the terms of the Security Documents, as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith. The Issuers will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by the provisions of the Security Documents to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes. Holdings and the Issuers will take, and will cause their Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the obligations thereunder, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Collateral Agent for the benefit of the Holders of Notes, to the extent required by, and with the Lien priority required under, the Security Documents and the Intercreditor Agreements.
(d)    From and after the date hereof, if any Grantor acquires any property which is of a type constituting Collateral under the Collateral Agreement or any other Security Document (excluding, for the avoidance of doubt, any Excluded Assets), it shall, to the extent required by the Collateral Agreement or any other Security Document, as soon as practicable after the acquisition thereof, execute and deliver to the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents (including certificates, legal opinions and surveys, as necessary) as are reasonably necessary or advisable to grant to the Collateral Agent a Lien on such property (subject only to Permitted Liens), and take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable requirements of law, including the filing of mortgages, deeds of trust, financing statements or other instruments or documents in such jurisdictions as necessary or as may be reasonably requested by the Collateral Agent. Such Grantor shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as reasonably necessary to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties to the extent required by the Security Documents and to have such property added to the Collateral.
Section 10.02    Intercreditor Agreements.
This Article 10 and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreements. Each of the Issuers and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreements, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms therewith. The form of Pari Passu Intercreditor Agreement is set forth as Exhibit F hereto.
Section 10.03    Collateral Agreement.
This Article 10 and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Collateral Agreement. Each of the Issuers and each Guarantor consents to, and agrees to be bound by, the terms of the Collateral Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof.

Section 10.04    Release of Liens in Respect of Notes.
The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Secured Obligations, and the right of the Holders of the Notes and holders of such other Secured Obligations to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will terminate and be discharged:
(1)    in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on the Notes;
(2)    in whole, upon satisfaction and discharge of this Indenture in accordance with Article 12;
(3)    in whole, upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 8;
(4)    in part, as to any property or asset constituting Collateral
(A)    that is sold, transferred or otherwise disposed of or deemed disposed of in a transaction permitted by Section 4.10;
(B)    that is owned by a Guarantor to the extent such Guarantor has been released from its Note Guarantee in accordance with this Indenture; or
(C)    otherwise in accordance with, and as expressly provided for under, this Indenture (including a release of Excluded Assets in connection with an Incurrence of Permitted Indebtedness secured by a Permitted Lien); or
(5)    in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9.
Upon any sale, transfer or disposition of Collateral in compliance with this Indenture and the Security Documents, the Liens in favor of the Collateral Agent on such Collateral and subject to Section 10.01(d) all proceeds thereof shall automatically terminate and be released and the Collateral Agent will execute and deliver such documents and instruments as the Issuers and the Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the holders.
The Issuers will furnish to the Collateral Agent and the Trustee (if not the Collateral Agent), prior to each proposed release of Collateral pursuant to the Security Documents and this Indenture, an Officers’ Certificate to the effect such release complies with Section 10.04 and specifying the provision in Section 10.04 pursuant to which such release is being made, an Opinion of Counsel and such other documentation as is required by the Security Documents.
Section 10.05    Authorization of Receipt of Funds by the Trustee Under the Security Documents.
(a)    The Trustee and the Collateral Agent are each authorized to receive any funds for the benefit of Holders distributed under the Security Documents to the Trustee or the Collateral Agent, to apply such funds as provided in Section 6.10.
(b)    Subject to the Intercreditor Agreements, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens on the Collateral or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of holders, the Trustee or the Collateral Agent.
Section 10.06    Collateral Agent.
(a)    The Collateral Agent will hold (directly or through co-trustees or agents) and is directed by each Holder of the Notes to so hold, and will be entitled to enforce on behalf of the holders of Notes all Liens on the Collateral created by the Security Documents for their benefit, subject to the provisions of the Intercreditor Agreements.
(b)    Neither the Issuers or any of their Affiliates may serve as Collateral Agent.
(c)    Except as provided in this Indenture or the Collateral Agreement, or as directed by the Secured Parties in accordance with the Collateral Agreement, the Collateral Agent will not be obligated:
(1)    to act upon directions purported to be delivered to it by any Person;
(2)    to foreclose upon or otherwise enforce any Lien; or
(3)    to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.
(d)    The Collateral Agent shall have all rights and protections in its dealings under the Security Documents as are provided to the Trustee under Article 7.
Section 10.07    Further Assurances; Insurance.
(a)    The Issuers and each Guarantor shall do or cause to be done all acts and things that may be reasonably required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of Notes, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Security Documents.

(b)    Upon the reasonable request of the Collateral Agent at any time and from time to time, the Issuers and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Security Documents for the benefit of the holders of Notes, to the extent permitted by applicable law.
(c)    Upon reasonable request by the Collateral Agent, the Issuers shall, within a reasonable amount of time after receipt of such request, use their commercially reasonable efforts (i) to correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Security Documents.
ARTICLE 11
NOTE GUARANTEES
Section 11.01    Guarantee.
(a)    Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:
(1)     the principal of, premium on, if any, interest, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest, if any, on, the Notes, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 11.02    Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 11.03    Execution and Delivery of Note Guarantee.
Each Guarantor hereby agrees that the execution of this Indenture by such Guarantor or one of its Officers is conclusive evidence of such Guarantor’s Note Guarantee set forth in Section 11.01 hereof. Neither the Issuers nor any Guarantor shall be required to make a notation on the Notes to reflect a Note Guarantee or any release, termination or discharge thereof; provided that each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding the absence of any notation of such Note Guarantee on the Notes.
If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Notes, the Note Guarantee will be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that Holdings or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.18 hereof, the Issuers will cause such Domestic Subsidiary to comply with the provisions of Section 4.18 hereof and this Article 11, to the extent applicable.
Section 11.04    Guarantors May Consolidate, etc., on Certain Terms.
Except as otherwise provided in Section 11.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Holdings, either Issuer or another Guarantor, unless:
(1)    immediately after giving effect to that transaction, no Default or Event of Default exists; and
(2)    either:
(a)    the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee and the Security Documents pursuant to documentation satisfactory to the Trustee; or
(b)    the Net Proceeds of such sale or other disposition or consolidation or merger are applied in accordance with Section 4.10 hereof.
In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into Holdings, either Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to Holdings, either Issuer or another Guarantor.
Section 11.05    Releases.
The Note Guarantee of a Guarantor will automatically be released:

(a)    in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, if the sale or other disposition does not violate Section 4.10 hereof;
(b)    in connection with any sale or other disposition of Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Restricted Subsidiary of Holdings, if the sale of such Capital Stock of that Guarantor does not violate Section 4.10 hereof, provided, in both cases, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuers in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee;
(c)    if Holdings properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under this Indenture;
(d)    upon Legal Defeasance or satisfaction and discharge of this Indenture as provided below under Articles 8 and 12 hereof;
(e)    in connection with any disposition of all or substantially all of the assets of that Guarantor or the Capital Stock of the Guarantor such that the Guarantor ceases to be a Restricted Subsidiary of Holdings if, in either case, the disposition complies with Section 4.07 hereof;
(f)    in the case of any Restricted Subsidiary which, after the date of this Indenture, is required to guarantee the Notes pursuant to the first or second paragraphs of Section 4.18 hereof (other than as a result of a guarantee of Indebtedness under the Credit Agreement), upon the release or discharge of the Indebtedness or Guarantees incurred by such Restricted Subsidiary which resulted in the obligation to guarantee the Notes (which release may be conditioned upon the concurrent release of the Note Guarantee hereunder); or
(g)    in the case of any Guarantor which is also a guarantor under the Credit Agreement on the date of this Indenture, upon the release of such guarantee under the Credit Agreement (which release under the Credit Agreement may be conditioned upon the concurrent release of the Note Guarantee hereunder).
Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, premium on, if any, interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.
ARTICLE 12
SATISFACTION AND DISCHARGE

Section 12.01     Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)    either:
(a)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or
(b)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and premium, if any, and interest, if any, to the date of maturity or redemption;
(2)    in respect of subclause (b) of clause (1) of this Section 12.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);
(3)    the Issuers or any Guarantor has paid or caused to be paid all sums payable by the Issuers or such Guarantor under this Indenture; and
(4)    the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
The Collateral will be released from the Lien securing the Notes, as provided under Section 10.04 hereof, upon a satisfaction and discharge in accordance with the provisions described in this Section 12.01.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02     Application of Trust Money.
Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuers have made any payment of principal of, premium on, if any, interest, if any, on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 13
MISCELLANEOUS
Section 13.01    Notices.
Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Issuers and/or any Guarantor:

SITEL Worldwide Corporation
Two American Center
3102 West End Avenue, Suite 1000
Nashville, Tennessee 37203
Facsimile No.: (615) 301-7252
Attention: Secretary
With a copy to:
Kirkland & Ellis LLP
300 North La Salle Street
Chicago, IL 60654
Facsimile No.: (312) 862-2200
Attention:     Dennis Myers, P.C.
If to the Trustee:
U.S. Bank National Association
Corporate Trust Services
150 Fourth Avenue North, 2nd Floor

Nashville, Tennessee  37219
Facsimile No.: (615) 251-0737
Attention: Wally Jones
The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Issuers mail a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
Section 13.02    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:
(1)    an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied;
provided that such Officers’ Certificate as set forth in clause (1) above shall be required in connection with the order of the Issuers to authenticate and deliver the Notes in the aggregate principal amount of $200,000,000 on the date hereof pursuant to Section 2.02 hereof; provided further that that no Opinion of Counsel as set forth in clause (2) above shall be required in connection with the order of the Issuers to authenticate and deliver the Notes in the aggregate principal amount of $200,000,000 on the date hereof pursuant to Section 2.02 hereof.
Section 13.03     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:
(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied, provided, that an issuer of an Opinion of Counsel may reasonably rely as to any matter of fact on an Officers’ Certificate or a certificate of a public official.
Section 13.04    Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.05    No Personal Liability of Directors, Officers, Employees and Stockholders.
No director, officer, employee, stockholder, general or limited partner or incorporator of the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees, the note documents or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Section 13.06    Governing Law.
THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 13.07    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of Holdings or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.08    Successors.
All agreements of the Issuers in this Indenture and the Notes will bind their successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.
Section 13.09    Severability.
In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 13.10    Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
Section 13.11    Table of Contents, Headings, etc.
The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
Section 13.12    Waiver of Jury Trial.
EACH OF THE ISSUERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 13.13    U.S.A. Patriot Act.
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act (the “Patriot Act”), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they shall provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the Patriot Act.

[Signatures on following page]

SIGNATURES
Dated as of April 20, 2012
SITEL, LLC
SITEL FINANCE CORP.

By:	/s/ Neal Miller Name: Neal Miller Title: Treasurer
PARENT GUARANTOR

SITEL WORLDWIDE CORPORATION

By:	/s/ Neal Miller Name: Neal Miller Title: Treasurer
SUBSIDIARY GUARANTORS

CATALOG RESOURCES, INC.
NA LIQUIDATING COMPANY, INC.
SITEL OPERATING CORPORATION
SITEL INTERNATIONAL HOLDINGS, INC.
SITEL INTERNATIONAL LLC
SERVICE ZONE HOLDINGS, LLC

By:	/s/ Neal Miller Name: Neal Miller Title: Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ Wally Jones Name: Wally Jones Title: Vice President

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000 PRINCIPAL AMOUNT OF THIS SECURITY, THE ISSUE PRICE IS $960.00, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $40.00, THE ISSUE DATE IS APRIL APRIL 20, 2012 AND THE YIELD TO MATURITY IS 12.058% PER ANNUM.
CUSIP/CINS ____________
11% Senior Secured Notes due 2017
No. ___    $____________
SITEL, LLC
SITEL Finance Corp.
promises to pay to               or registered assigns,
the principal sum of __________________________________________________________ DOLLARS on August 1, 2017.
Interest Payment Dates: February 1 and August 1
Record Dates: January 15 and July 15
Dated: _______________, 20___
SITEL, LLC
SITEL FINANCE CORP.

By:
    Name:
    Title:
This is one of the Notes referred to
in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
    Authorized Signatory

Back of Note
11% Senior Secured Notes due 2017
[Insert the Global Note Legend, if applicable.]
[Insert the Private Placement Legend, if applicable.]
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)    INTEREST. SITEL, LLC, a Delaware limited liability company (the “Company”), and SITEL Finance Corp., a Delaware corporation (“SITEL Finance” and, together with the Company, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 11% per annum from ________________, ___ until maturity. The Issuers will pay interest, if any, semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a business day, on the next succeeding business day (each, an “Interest Payment Date”), less any amounts properly withheld under applicable law from a payment to any Holder of Notes of interest and/or principal. Any amounts so withheld shall be considered as having been paid by the Issuers to such Holder of Notes. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, _____. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
(2)    METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the January 15 or July 15 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuers, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
(3)    PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the

Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. SITEL Worldwide Corporation (“Holdings”) or any of its Subsidiaries may act as Paying Agent or Registrar.
(4)    INDENTURE. The Issuers issued the Notes under an Indenture dated as of April 20, 2012 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers. The Notes are secured by a pledge of Collateral pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
(5)    OPTIONAL REDEMPTION.
(a)        At any time prior to August 1, 2014, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 111% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of an Equity Offering by the Company or a capital contribution to the Company’s common equity made with the net cash proceeds of an Equity Offering by Holdings; provided that:
(A)    at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (including any Additional Notes, but excluding Notes held by Holdings and its Restricted Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(B)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.
(b)        At any time prior to August 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.
(c)        Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to August 1, 2014.
(d)        On or after August 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below, subject to the rights of

Holders on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2014	105.5%
2015	102.75%
2016 and thereafter	100%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
(1)    MANDATORY REDEMPTION. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.
(2)    REPURCHASE AT THE OPTION OF HOLDERS.
(a)    If there is a Change of Control, the Issuers will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within ten days following any Change of Control, the Issuers will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.
(b)    Following the occurrence of certain Asset Sales, the Issuers may be required to offer to repurchase the Notes as required by the Indenture.
(3)    NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased
(4)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture, unless waived by the Issuers. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(5)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.
(6)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of either Issuer’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder, to comply with Section 4.18 of the Indenture, to conform the text of the Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Issuers’ Offering Memorandum dated April 10, 2012, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees or the Security Documents, which intent may be evidenced by an Officers’ Certificate to that effect, to enter into additional or supplemental Security Documents, to evidence and provide for the acceptance of appointment by a successor trustee (provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture), to provide for the issuance of Additional Notes in accordance with the limitations in the Indenture, or to release Collateral in accordance with the terms of the note documents.
(7)    DEFAULTS AND REMEDIES. The Notes are subject to the Defaults and Events of Default set forth in Section 6.01 of the Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all the Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase). The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
(1)    TRUSTEE DEALINGS WITH ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.
(2)    NO RECOURSE AGAINST OTHERS. No director, officer, employee, stockholder, general or limited partner or incorporator of the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees or the note documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
(3)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
(4)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
(5)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
(6)    GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
SITEL, LLC
SITEL Finance Corp.
Two American Center
3102 West End Avenue, Suite 1000
Nashville, Tennessee 37203
Facsimile No.: (615) 301-7252
Attention: Secretary

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.
Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase
If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:
¬Section 4.10     ¬Section 4.15
If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:
$_______________

Date: _______________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*: _________________________

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

FORM OF CERTIFICATE OF TRANSFER
SITEL, LLC
SITEL Finance Corp.
Two American Center
3102 West End Avenue, Suite 1000
Nashville, Tennessee 37203
U.S. Bank National Association
Corporate Trust Services
150 Fourth Avenue North, 2nd Floor
Nashville, Tennessee  37219
Re: 11% Senior Secured Notes due 2017
Reference is hereby made to the Indenture, dated as of April 20, 2012 (the “Indenture”), among SITEL, LLC, a Delaware limited liability company (the “Company”), and SITEL Finance Corp. (“SITEL Finance” and, together with the Company, the “Issuers”), as issuers, the Guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
2. Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any

Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
3. Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)     such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)     such Transfer is being effected to the Issuers or a subsidiary thereof;
or
(c)     such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;
or
(d)     such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.
4. Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global

Note or of an Unrestricted Definitive Note.
(a) Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c) Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

    [Insert Name of Transferor]

By:
    Name:
    Title:
Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)     a beneficial interest in the:
(i)     144A Global Note (CUSIP _________), or
(ii)     Regulation S Global Note (CUSIP _________), or
(b) a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a) a beneficial interest in the:
(i)     144A Global Note (CUSIP _________), or
(ii)     Regulation S Global Note (CUSIP _________), or
(iii)     Unrestricted Global Note (CUSIP _________); or
(b) a Restricted Definitive Note; or
(c) an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

FORM OF CERTIFICATE OF EXCHANGE
SITEL, LLC
SITEL Finance Corp.
Two American Center
3102 West End Avenue, Suite 1000
Nashville, Tennessee 37203
U.S. Bank National Association
Corporate Trust Services
150 Fourth Avenue North, 2nd Floor
Nashville, Tennessee  37219
Re: 11% Senior Secured Notes due 2017
(CUSIP [ ])
Reference is hereby made to the Indenture, dated as of April 20, 2012 (the “Indenture”), among SITEL, LLC, a Delaware limited liability company (the “Company”), and SITEL Finance Corp. (“SITEL Finance” and, together with the Company, the “Issuers”), as issuers, the Guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
(a) Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(b) Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(c) Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(d) Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes
(a) Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
(b) Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

    [Insert Name of Transferor]

By:
    Name:
    Title:
Dated: ______________________

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
SITEL, LLC
SITEL Finance Corp.
Two American Center
3102 West End Avenue, Suite 1000
Nashville, Tennessee 37203
U.S. Bank National Association
Corporate Trust Services
150 Fourth Avenue North, 2nd Floor
Nashville, Tennessee  37219
Re: 11% Senior Secured Notes due 2017
Reference is hereby made to the Indenture, dated as of April 20, 2012 (the “Indenture”), among SITEL, LLC, a Delaware limited liability company (the “Company”), and SITEL Finance Corp. (“SITEL Finance” and, together with the Company, the “Issuers”), as issuers, the Guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
In connection with our proposed purchase of $____________ aggregate principal amount of:
(a) a beneficial interest in a Global Note, or
(b) a Definitive Note,
we confirm that:
1.    We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
2.    We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to Holdings or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.
3.    We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.
4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
5.    We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

    [Insert Name of Accredited Investor]

By:
    Name:
    Title:
Dated: _______________________

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of SITEL Worldwide Corporation, a Delaware corporation (or its permitted successor) (“Holdings”), SITEL, LLC, a Delaware limited liability company (the “Company”), SITEL Finance Corp., a Delaware corporation (“SITEL Finance” and, together with the Company, the “Issuers”), Holdings, the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 20, 2012 providing for the issuance of 11% Senior Secured Notes due 2017 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.
4.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, stockholder, general or limited partner or incorporator of the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees or the note documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
5.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE

EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and Holdings.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: _______________,
[GUARANTEEING SUBSIDIARY]

By: _______________________________
    Name:
    Title:
SITEL, LLC
SITEL FINANCE CORP.
By: _______________________________
    Name:
    Title:
SITEL WORLDWIDE CORPORATION
By: _______________________________
    Name:
    Title:
[EXISTING GUARANTORS]
By: _______________________________
    Name:
    Title:
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By: _______________________________
    Authorized Signatory

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

dated as of
April 20, 2012
Among
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent and Collateral Agent for the Credit Agreement Secured Parties,
U.S. BANK NATIONAL ASSOCIATION,
as the Initial Other Authorized Representative,
U.S. BANK NATIONAL ASSOCIATION,
as the Initial Other Collateral Agent,
and
each additional Authorized Representative and Collateral Agent from time to time party hereto

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

SECTION 1.01	Construction; Certain Defined Terms 4
ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims 12

SECTION 2.02	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens 14

SECTION 2.03	No Interference; Payment Over; Exculpatory Provisions 15

SECTION 2.04	Automatic Release of Liens 16

SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings 16

SECTION 2.06	Reinstatement 17

SECTION 2.07	Insurance 17

SECTION 2.08	Refinancings 17

SECTION 2.09	Possessory Collateral Agent as Gratuitous Bailee for Perfection 17

SECTION 2.10	Amendments to First Lien Security Documents. 18
ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS
ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01	Authority 20
ARTICLE V

MISCELLANEOUS

SECTION 5.01	Notices 21

SECTION 5.02	Waivers; Amendment; Joinder Agreements 22

SECTION 5.03	Parties in Interest 23

SECTION 5.04	Survival of Agreement 23

SECTION 5.05	Counterparts 23

SECTION 5.06	Severability 23

SECTION 5.07	Governing Law 23

SECTION 5.08	Submission to Jurisdiction; Waivers 23

SECTION 5.09	WAIVER OF JURY TRIAL 24

SECTION 5.10	Headings 24

SECTION 5.11	Conflicts 24

SECTION 5.12	Provisions Solely to Define Relative Rights 24

SECTION 5.13	Integration 24

SECTION 5.14	Other First Lien Obligations 25

SECTION 5.15	Agent Capacities 26

EXHIBITS

Exhibit A    -    Form of Joinder Agreement

PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time, this “Agreement”) dated as of April 20, 2012, among GOLDMAN SACHS CREDIT PARTNERS L.P., as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacities and together with its successors in such capacity, the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION, as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”) and as collateral agent for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Collateral Agent”), and each additional Authorized Representative and Collateral Agent from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity.
Reference is made to (i) the Credit Agreement dated as of January 30, 2007 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among SITEL, LLC, a Delaware limited liability company (“U.S. Borrower”), CLIENTLOGIC HOLDING LIMITED, a company incorporated in England and Wales under company number 3530981 (“UK Borrower”), SITEL CANADA CORPORATION, an Ontario corporation (“Canadian Borrower”; and Canadian Borrower, collectively with U.S. Borrower and UK Borrower, the “Borrowers”), SITEL WOLRDWIDE CORPORATION (f/k/a ClientLogic Corporation), a Delaware corporation (“Holdings”), each other Credit Party party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and the other parties named therein and (ii) the Security Agreement dated as of January 30, 2007 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among Holdings, the Borrowers, each other Credit Party party thereto from time to time and the Administrative Agent.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties), the Initial Other Collateral Agent (for itself and on behalf of the Initial Other First Lien Secured Parties) and each additional Authorized Representative and Collateral Agent (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:
Article I

DEFINITIONS
SECTION 1.01    Construction; Certain Defined Terms
.
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
(b)    Without limiting the provisions of Section 2.03, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.
(c)    Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:
“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.14.
“Additional Senior Class Debt Collateral Agent” shall have the meaning assigned to such term in Section 5.14.
“Additional Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.14.
“Additional Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.14.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement; provided, however, that if the Credit Agreement is Refinanced in accordance with Section 2.08 hereof then all references herein to the Administrative Agent shall refer to the administrative agent (or trustee) under the agreement that Refinances the Credit Agreement.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Applicable Authorized Representative” means (i) until the earlier of (y) the Discharge of Credit Agreement Obligations and (z) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (y) the Discharge of Credit Agreement Obligations and (z) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.
“Applicable Collateral Agent” means (i) until the earlier of (y) the Discharge of Credit Agreement Obligations and (z) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (y) the Discharge of Credit Agreement Obligations and (z) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Collateral Agent shall be the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.
“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.
“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.
“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
“Borrowers” shall have the meaning assigned to such term in the recitals to this Agreement.
“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
“Canadian Borrower” shall have the meaning assigned to such term in the recitals to this

Agreement.
“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.
“Collateral Agent” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Collateral Agent, and (iii) in the case of any other Series of Other First Lien Obligations or other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Collateral Agent named for such Series in the applicable Joinder Agreement.
“Controlling Secured Parties” means (i) at any time when the Administrative Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative.
“Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement and shall also include any agreement that Refinances the Credit Agreement in accordance with Section 2.08 hereof.
“Credit Agreement Collateral Documents” means the Security Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations other than any Collateral Documents governed under the laws of any jurisdiction other than the United States or any State thereof that do not relate to Shared Collateral.
“Credit Agreement Obligations” means all amounts owing by any Grantor to any Credit Agreement Secured Party pursuant to the terms of any Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest and fees (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses (including, without limitation, fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and including, without limitation, the “Obligations” as defined in the Credit Agreement.
“Credit Agreement Secured Parties” means the holders of Credit Agreement Obligations, including the “Secured Parties” as defined in the Credit Agreement or in the Credit Agreement Collateral Documents.
“Credit Documents” mean the Credit Agreement, each Credit Agreement Collateral Document and the Loan Documents (as defined in the Credit Agreement).
“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by Shared Collateral. The term “Discharged” shall have a corresponding meaning.
“Discharge of Credit Agreement Obligations” means the payment in full in cash of all Credit Agreement Obligations (other than any contingent indemnity obligations that have not then been asserted) and any letters of credit that have been cash collateralized to the satisfaction of the issuers thereof and the termination of all commitments thereunder; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by Shared Collateral under an Other First Lien Document which has been designated in accordance with Section 2.08 hereof.
“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.
“Excess Other First Lien Obligations” shall have the meaning assigned to such term in the definition of Other First Lien Obligations.
“First Lien Documents” means, with respect to the Credit Agreement Obligations, the Credit Documents, and with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Documents.
“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.
“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.
“First Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Security Documents.
“Grantors” means U.S. Borrower and each Subsidiary or direct or indirect parent company of U.S. Borrower which has granted a security interest in any Shared Collateral pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.
“Holdings” shall have the meaning assigned to such term in the recitals to this Agreement.
“Impairment” shall have the meaning assigned to such term in Section 1.01(b).
“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First Lien Agreement” means the indenture, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time), among SITEL, LLC, a Delaware limited liability company, and SITEL Finance Corp., a Delaware corporation, as issuers, the guarantors party thereto, and U.S. Bank National Association, as trustee.
“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, the Initial Other Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Other First Lien Obligations.
“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Agreement.
“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations, the Initial Other Authorized Representative and the Initial Other Collateral Agent.
“Initial Other Security Agreement” means the Security Agreement dated as of the date hereof among the Initial Other Collateral Agent, SITEL, LLC, a Delaware limited liability company, SITEL Finance Corp., a Delaware corporation, and the guarantors party thereto.
“Insolvency or Liquidation Proceeding” means:
(1)    any case commenced by or against U.S. Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshaling of the assets or liabilities of U.S. Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to U.S. Borrower or any other Grantor or any similar case or proceeding relative to U.S. Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshaling of assets or liabilities or other winding up of or relating to U.S. Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of U.S. Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b).
“Joinder Agreement” means the document in the form of Exhibit A to this Agreement required to be delivered by an Authorized Representative to each Collateral Agent and each other Authorized Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.
“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
“Major Non-Controlling Authorized Representative” means the Authorized Representative of the Series of Other First Lien Obligations with an aggregate outstanding principal amount in excess of $25,000,000 that constitutes the largest outstanding principal amount of any then outstanding Series of Other First Lien Obligations; provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.
“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Controlling Authorized Representative” means any Authorized Representative that is not the Applicable Authorized Representative at such time.
“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Authorized Representative or Applicable Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
“Non-Controlling Secured Parties” means the First Lien Secured Parties which are not Controlling Secured Parties.
“Other First Lien Agreement” means any indenture, including the Initial Other First Lien Agreement and the notes, credit agreement (excluding the Credit Agreement) or other agreement, document or instrument, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14.
“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Administrative Agent.

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to Section 5.14 hereof.
“Other First Lien Obligations” means all amounts owing by any Grantor to any Other First Lien Secured Party (including the Initial Other First Lien Secured Party) pursuant to the terms of any Other First Lien Document (including the Initial Other First Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Other First Lien Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses (including, without limitation, fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts; provided that the aggregate principal amount of Other First Lien Obligations in excess of the amount of Indebtedness permitted to be secured on a pari passu basis with the Credit Agreement Obligations pursuant to the Credit Agreement and any fees, interest and expenses related to such excess amount pursuant to the applicable Other First Lien Agreement (such excess amount together with the related fees, interest and expenses, the “Excess Other First Lien Obligations”) shall not constitute Other First Lien Obligations or First Lien Obligations for purposes of this Agreement.
“Other First Lien Secured Parties” means the holders of any Other First Lien Obligations and any Authorized Representative and Collateral Agent with respect thereto, and shall include the Initial Other First Lien Secured Parties.
“Other First Lien Security Documents” means any security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Other First Lien Obligations.
“Possessory Collateral” means any Shared Collateral in the possession or control of any Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Security Documents as well as any Deposit Accounts, Investment Property, Letter of Credit Rights or electronic chattel paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meaning assigned to them in the New York UCC.
“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Secured Credit Document” means (i) the Credit Documents, (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Document.
“Security Agreement” has the meaning assigned to such term in the recitals of this Agreement.
“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First Lien Secured Parties (in their capacities as such), and (iii) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations and (iii) the Other First Lien Obligations, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time. For the avoidance of doubt, the Shared Collateral does not include all of the Collateral (as defined in the Credit Agreement) under the Credit Agreement. For the avoidance of doubt, no assets or properties owned by Subsidiaries of Holdings organized outside of the United States shall under any circumstance constitute Shared Collateral in respect of the Initial Other First Lien Obligations.
“U.S. Borrower” shall have the meaning assigned to such term in the recitals to this Agreement.
“UK Borrower” shall have the meaning assigned to such term in the recitals to this Agreement.
ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL
SECTION 2.01    Priority of Claims
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(a)    Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral received by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:
(i)    FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) secured by such Shared Collateral including all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) secured by such Shared Collateral in connection with such sale, collection or liquidation or otherwise in connection with this Agreement, any other Secured Credit Documents or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Credit Documents and all fees and indemnities owing to such Collateral Agents;
(ii)    SECOND, subject to Section 1.01(b) and clause (e) below, to the extent Proceeds remain after the application pursuant to preceding clause (i), to the payment in full of the First Lien Obligations of each Series secured by such Shared Collateral (the amounts so applied to be distributed among the First Lien Secured Parties pro rata in accordance with the respective amounts of the First Lien Obligations owed to them on the date of any such distribution and in accordance with the terms of the applicable Secured Credit Documents); and
(iii)    THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).
(b)    Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.
(c)    It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.
(d)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.
(e)    Notwithstanding anything in this Agreement or any First Lien Document to the contrary, prior to the Discharge of the Credit Agreement Obligations, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.
SECTION 2.02    Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.
(a)    Notwithstanding Section 2.01, only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Administrative Agent is the Applicable Collateral Agent, no Other First Lien Secured Party shall, or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any intercreditor agreement with respect to Shared Collateral), whether under any Other First Lien Security Document, applicable law or otherwise, it being agreed that only the Administrative Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time. Each Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Security Document with respect to Shared Collateral.
(b)    With respect to any Shared Collateral at any time when any Other First Lien Collateral Agent is the Applicable Collateral Agent, (i) such Other First Lien Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) such Other First Lien Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct such Other First Lien Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, such Shared Collateral (including with respect to any intercreditor agreement with respect to such Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only such Other First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Other First Lien Security Documents applicable to it, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.
(c)    Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.
(d)    So long as the Administrative Agent is a party to this Agreement, this Agreement shall not apply to any assets a security interest in which was not granted to the Administrative Agent.
(e)    Each of the Collateral Agents (other than the Administrative Agent and the Initial Other Collateral Agent) and the Authorized Representatives (other than the Administrative Agent and the Initial Other Authorized Representative) agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Other First Lien Obligations (other than funds deposited for the discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Security Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.
SECTION 2.03    No Interference; Payment Over; Exculpatory Provisions.
(a)    Except, in each case, with respect to any Excess Other First Lien Obligations or any Other First Lien Security Document or Lien securing the Excess Other First Lien Obligations, to the extent of such Excess Other First Lien Obligations, each First Lien Secured Party agrees that (i) it will not challenge or question, or support any other Person in challenging or questioning, in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other First Lien

Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Shared Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.
(b)    Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent for such Shared Collateral, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.
(c)    None of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Collateral in accordance with the provisions of this Agreement.
SECTION 2.04    Automatic Release of Liens.
(a)    If at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) (i) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral and (ii) any Liens existing in favor of third parties (other than the First Lien Secured Parties) securing obligations other than the First Lien Obligations with respect to such Shared Collateral that are junior in priority to the Liens of the First Lien Secured Parties, in each case will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof. If in connection with any such foreclosure or exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent releases any guarantor from its obligation under a guarantee of the First Lien Obligations for which it serves as agent, such guarantor also shall be released from its guarantee of all other First Lien Obligations.
(b)    Each Collateral Agent and each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent or any Grantor to evidence and confirm any release of Shared Collateral provided for in this Section.
SECTION 2.05    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
(a)    This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.
(b)    If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a majority in interest of the Controlling Secured Parties (or such greater amount as is necessary to take action under the applicable First Lien Documents), or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments in cash, in connection with such DIP Financing or use of cash collateral, the cash proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series providing such DIP Financing or their Authorized Representative that shall not constitute Shared Collateral; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.
SECTION 2.06    Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.
SECTION 2.07    Insurance. As between the First Lien Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Authorized Representative), shall have the right, but no obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.
SECTION 2.08    Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness. If such Refinancing indebtedness is intended to Refinance the Credit Agreement, such Joinder Agreement shall so state.
SECTION 2.09    Possessory Collateral Agent as Gratuitous Bailee for Perfection.
(a)    The Possessory Collateral shall be delivered to the Administrative Agent and the Administrative Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the New York UCC) and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Administrative Agent is not the Applicable Collateral Agent, the Administrative Agent shall, at the request of the Applicable Collateral Agent, promptly deliver all Possessory Collateral to the Applicable Collateral Agent together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty) or otherwise allow the Applicable Collateral Agent to obtain possession or control of such Possessory Collateral. The Grantors shall take such further action as is reasonably requested by the Applicable Collateral Agent to effectuate the transfer contemplated hereby. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the New York UCC) of the Administrative Agent, the Administrative Agent agrees to also hold control over such deposit accounts as gratuitous agent for each other First Lien Secured Party, subject to the terms and conditions of this Section 2.09.
(b)    Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession or control (or in the possession or control of its agents or bailees), as gratuitous bailee for the benefit of each other First Lien Secured Party (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the New York UCC) and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the New York UCC) of any Collateral Agent, each such

Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for each other First Lien Secured Party, subject to the terms and conditions of this Section 2.09.
(c)    The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee (and with respect to deposit accounts, agent) for the benefit of each other First Lien Secured Party in accordance with this Section 2.09 for purposes of perfecting the Lien held by such First Lien Secured Parties therein. Each Collateral Agent shall have no obligation whatsoever to the First Lien Secured Parties or the other Collateral Agents to ensure that the Possessory Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09.
(d)    None of the Collateral Agents or any of the First Lien Secured Parties shall have by reason of the First Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any First Lien Secured Party, and each Collateral Agent and each First Lien Secured Party hereby waives and releases the other Collateral Agents and First Lien Secured Parties from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.09 as gratuitous bailee and gratuitous agent with respect to the Possessory Collateral.
SECTION 2.10    Amendments to First Lien Security Documents.
(a)    Notwithstanding anything herein to the contrary, without the prior written consent of the Administrative Agent, each Other First Lien Collateral Agent agrees that no Other First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Other First Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(b)    Notwithstanding anything herein to the contrary, without the prior written consent of each Other First Lien Collateral Agent, the Administrative Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(c)    In determining whether an amendment to any First Lien Security Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of Holdings stating that such amendment is permitted by this Section 2.10.
SECTION 2.11    Similar Liens and Agreements. The parties hereto agree that it is their intention that the Shared Collateral be identical for all First Lien Secured Parties. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:
(a)    upon request by any Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Credit Agreement Documents and the Other First Lien Documents; and

(b)    that the documents and agreements creating or evidencing the Liens in Shared Collateral securing the Credit Agreement Obligations and the Other First Lien Obligations shall, subject to the terms and conditions of Section 5.02, be in all material respects the same forms of documents as one another, except that the documents and agreements creating or evidencing the Liens securing the Other First Lien Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other First Lien Obligations.
ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS
Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse to reasonably promptly provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of Holdings. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.
ARTICLE IV

THE APPLICABLE COLLATERAL AGENT
SECTION 4.01    Authority.
(a)    Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.
(b)    In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, as applicable, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First Lien Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, U.S. Borrower or any of its Subsidiaries, as debtor-in-possession.

ARTICLE V

MISCELLANEOUS
SECTION 5.01    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)    if to the Administrative Agent, to it at:
Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Lauren Day
Telecopier: (212) 357-4597
Electronic Mail: gsd.link@gs.com
with copies to:
Goldman Sachs Credit Partners L.P.
200 West Street
New York, NY 10282-2198
Attention: Gabe Jacobson

Telecopier: (212) 902-3000
(b)    if to the Initial Other Collateral Agent, to it at:
U.S. Bank National Association
150 Fourth Avenue North, 2nd Floor
Nashville, TN 37219
Attention: Global Corporate Trust Services - Sitel
Telephone: (615) 251-0733
Telecopier: (615) 251-0737
Electronic Mail: wally.jones@usbank.com
(c)    if to the Initial Other Authorized Representative, to it at:
U.S. Bank National Association
150 Fourth Avenue North, 2nd Floor
Nashville, TN 37219
Attention: Global Corporate Trust Services - Sitel
Telephone: (615) 251-0733
Telecopier: (615) 251-0737
Electronic Mail: wally.jones@usbank.com
(d)    if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.
(e)    if to any Grantor, to it at:
Two American Center
3102 West End Avenue, Suite 1000
Nashville, TN 37203
Attention: Neal Miller, Treasurer
Telephone: 615-301-7150
Telecopier: 615-301-7377

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02    Waivers; Amendment; Joinder Agreements.
(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification to Section 2.10 or which otherwise by the terms of this Agreement requires the U.S. Borrower’s consent or which increases the obligations or reduces the rights of the U.S. Borrower or any other Grantor, with the consent of Holdings).
(c)    Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Other First Lien Security Documents applicable thereto.
(d)    Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.
SECTION 5.03    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
SECTION 5.04    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
SECTION 5.05    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic transmission (in .pdf format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 5.07    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
SECTION 5.08    Submission to Jurisdiction; Waivers.
(a)    EACH COLLATERAL AGENT AND EACH AUTHORIZED REPRESENTATIVE, ON BEHALF OF ITSELF AND THE FIRST LIEN SECURED PARTIES OF THE SERIES FOR WHOM IT IS ACTING, IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COLLATERAL AGENTS AND AUTHORIZED REPRESENTATIVES PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH COLLATERAL AGENT AND EACH AUTHORIZED REPRESENTATIVE ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT IN NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY COLLATERAL AGENT OR AUTHORIZED REPRESENTATIVE FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH COLLATERAL AGENT OR AUTHORIZED REPRESENTATIVE. EACH COLLATERAL AGENT AND EACH AUTHORIZED REPRESENTATIVE, ON BEHALF OF ITSELF AND THE FIRST LIEN SECURED PARTIES OF THE SERIES FOR WHOM IT IS ACTING, EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVES ANY OBJECTION THAT SUCH COLLATERAL AGENT OR AUTHORIZED REPRESENTATIVE MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH COLLATERAL AGENT AND AUTHORIZED REPRESENTATIVE, ON BEHALF OF ITSELF AND THE FIRST LIEN SECURED PARTIES OF THE SERIES FOR WHOM IT IS ACTING, HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT.
(b)    Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally waives, to the maximum extent permitted by applicable law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.
SECTION 5.10    Headings. Article, Section and Exhibit headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 5.11    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.
SECTION 5.12    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the U.S. Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement, and none of the U.S. Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the applicable First Lien Obligations as and when the same shall become due and payable in accordance with their terms.
SECTION 5.13    Integration. This Agreement, together with the other Secured Credit Documents and the First Lien Security Documents, represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Administrative Agent, or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.
SECTION 5.14    Other First Lien Obligations.
To the extent, but only to the extent, not prohibited by the provisions of the Credit Agreement and the Other First Lien Documents, the Borrowers may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis with the liens securing the Credit Agreement Obligations and the Other First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First Lien Documents, if and subject to the condition that the Collateral Agent and Authorized Representative of any such Additional Senior Class Debt (an “Additional Senior Class Debt Collateral Agent” and an “Additional Senior Class Debt Representative,” respectively), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Collateral Agent, Additional Senior Class Debt Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.
In order for an Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent to become a party to this Agreement,
(i)    such Additional Senior Class Debt Representative, such Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;
(ii)    Holdings shall have (x) delivered to each Collateral Agent true and complete copies of each of the Other First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of Holdings and (y) identified in a certificate of an authorized officer the obligations to be designated as Other First Lien Obligations and the initial aggregate principal amount or face amount thereof;
(iii)    all First Lien Security Documents, filings and recordations necessary to create and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent); and
(iv)    the Other First Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.
Upon the execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative and an Additional Senior Class Debt Collateral Agent in accordance with this Section 5.14, each other Authorized Representative and Collateral Agent shall acknowledge such execution and delivery thereof, subject to the terms of this Section 5.14.
SECTION 5.15    Agent Capacities. Except as expressly provided herein, Goldman Sachs Credit Partners L.P. is acting in the capacity of Administrative Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein, the Initial Other Authorized Representative and the Initial Other Collateral Agent is acting in the capacity of a collateral agent and authorized representative solely for the Initial Other First Lien Secured Parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent
By: ______________________________________
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION,
as Initial Other Collateral Agent
By: ______________________________________
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION,
as Initial Other Authorized Representative
By: ______________________________________
Name:
Title:

CONSENT OF GRANTORS
Dated: April 20, 2012
Reference is made to the Pari Passu Intercreditor Agreement dated as of the date hereof between GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, U.S. BANK, NATIONAL ASSOCIATION, as Initial Other Authorized Representative and U.S. BANK, NATIONAL ASSOCIATION, as Initial Other Collateral Agent, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
U.S. Borrower has read the foregoing Intercreditor Agreement and consents thereto. U.S. Borrower agrees that it will not, and will cause each of the other Grantors to not, take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. U.S. Borrower confirms on behalf of each Grantor that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.
Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each party hereto agrees that U.S. Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement except to the extent expressly set forth therein.
Without limitation to the foregoing, U.S. Borrower agrees to take, and to cause each other Grantor to take, such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Applicable Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.
This Consent shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to contracts made and performed in that State and any applicable laws of the United States of America. Notices delivered to U.S. Borrower pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.
U.S. BORROWER

SITEL, LLC

By:
Name:
Title:

SITEL WORLDWIDE CORPORATION

By:
Name:
Title:
SITEL OPERATING CORPORATION

By:
Name:
Title:
SERVICE ZONE HOLDINGS, LLC

By:
Name:
Title:
CATALOG RESOURCES, INC.

By:
Name:
Title:
SITEL INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:
SITEL INTERNATIONAL LLC

By:
Name:
Title:

NA LIQUIDATING COMPANY, INC.

By:
Name:
Title:
SITEL FINANCE CORP.

By: ____________________________
Name:
Title:

Exhibit A
to Pari Passu Intercreditor Agreement
[FORM OF] JOINDER NO. [●] dated as of [●], 20[●] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of April 20, 2012, (the “Pari Passu Intercreditor Agreement”), among GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, U.S. BANK NATIONAL ASSOCIATION, as Initial Other Authorized Representative and U.S. BANK NATIONAL ASSOCIATION, as Initial Other Collateral Agent, and the additional Authorized Representatives from time to time a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.
B.    As a condition to the ability of the Borrowers to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and the Additional Senior Class Debt Collateral Agent is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.14 of the Pari Passu Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Debt Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Paru Passi Intercreditor Agreement and the First Lien Security Documents.
Accordingly, the New Representative and the New Collateral Agent agree as follows:
SECTION 1.    In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become an Authorized Representative and a Collateral Agent, respectively, under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as an Authorized Representative or a Collateral Agent, respectively, and the New Representative and the New Collateral Agent, on their behalf and on behalf of such Additional Senior Class Debt Parties, hereby agree to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to them as Authorized Representative and Collateral Agent, respectively, and to the Additional Senior Class Debt Parties that they represent as Other First Lien Secured Parties. Each reference to an “Authorized Representative” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Representative, and each reference to a “Collateral Agent” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Collateral Agent. The Pari Pasu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    Each of the New Representative and New Collateral Agent represents and warrants to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as Other First Lien Secured Parties.
SECTION 3.    This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.
SECTION 4.    Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.
SECTION 5.    THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
SECTION 6.    In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good‑faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.
SECTION 8.    Each of the Borrowers agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel.

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as
[●] for the holders of [●],
By: _____________________________________
Name:
Title:
Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[●] for the holders of [●],
By: _____________________________________
Name:
Title:
Address for notices:

attention of:
Telecopy:

Acknowledged by:
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent
By: _____________________________________
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Initial Other Collateral Agent
By: _____________________________________
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION,
as Initial Other Authorized Representative
By: _____________________________________
Name:
Title:

Mortgaged Properties

1. 500 Industrial Drive, Hamilton, Alabama;

2. 330 Post Lane, Winfield, Alabama;

3. 18801 U.S. Highway 84, Andalusia, Alabama;

4. 1152 SW Business Point Drive, Lake City, Florida;

5. 2701 Technology Place, Norman, Oklahoma; and

6. 2702 West Loop 306, San Angelo, Texas